Exhibit 4.7

AGREEMENT

DATED 17th December, 2003

(as amended by a Syndication Agreement dated 23rd December, 2003)

EUR 300,000,000

and

USD 1,450,000,000

CREDIT FACILITIES

for

KONINKLIJKE AHOLD N.V.

arranged by

ABN AMRO BANK N.V.

BANC OF AMERICA SECURITIES LIMITED

GOLDMAN SACHS INTERNATIONAL

ING BANK N.V.

J.P. MORGAN PLC

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

trading as RABOBANK NEDERLAND

with

J.P. MORGAN EUROPE LIMITED

as Facility Agent

JPMORGAN CHASE BANK

as Swingline Agent

and

ING BANK N.V.

as Issuing Bank

ALLEN & OVERY

Amsterdam

Schedules

1.	Original Parties [omitted]	102
2.	Conditions Precedent Documents	107
3.	Form of Request [omitted]	113
4.	Calculation of the Mandatory Cost [omitted]	114
5.	Forms of Transfer Certificate [omitted]	116
6.	Form of Compliance Certificate [omitted]	119
7.	Form of Accession Agreement [omitted]	120
8.	Form of Resignation Request [omitted]	121
9.	Form of Letter of Credit [omitted]	122
10.	Indemnity	125

Signatories		127

THIS AGREEMENT is dated 17th December, 2003

BETWEEN:

(1)	KONINKLIJKE AHOLD N.V. (the Company);

(2)	THE STOP & SHOP SUPERMARKET COMPANY as borrower (in this capacity the U.S. Borrower);

(3)	ALBERT HEIJN B.V. as borrower (in this capacity the Dutch Borrower);

(4)	THE SUBSIDIARIES OF THE COMPANY listed in Part 1 of Schedule 1 (Original Parties) as original guarantors (in this capacity the Original Guarantors);

(5)	ABN AMRO BANK N.V., GOLDMAN SACHS INTERNATIONAL, ING BANK N.V., J.P. MORGAN PLC, BANC OF AMERICA SECURITIES LIMITED AND COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. trading as RABOBANK NEDERLAND as arrangers (in this capacity the Arrangers);

(6)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(7)	ING BANK N.V. as issuing bank (in this capacity the Issuing Bank);

(8)	J.P. MORGAN EUROPE LIMITED as facility agent (in this capacity the Facility Agent); and

(9)	JPMORGAN CHASE BANK as swingline agent (in this capacity the Swingline Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Agreement means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

Additional Dutch AH Guarantor means an Additional Guarantor incorporated under Dutch law which owns (directly or indirectly) an interest in the equity share capital of the Dutch Borrower or whose equity share capital is owned (directly or indirectly) by the Dutch Borrower.

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement pursuant to the terms of Clause 32.6 (Additional Guarantors).

Administrative Party means an Arranger, the Issuing Bank or an Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent means the Facility Agent or the Swingline Agent.

Albert Heijn Management Unit means Albert Heijn B.V. and Albert Heijn Franchise B.V.

Appointment Letter means the appointment letter dated 25th November, 2003 in respect of the Facilities (and the syndication thereof) between, among others, the Arrangers and the Company.

Availability Period means the period from and including the date of this Agreement to and including the date falling one month prior to or, in the case of the Swingline Facility, the date falling eight Business Days prior to, the Final Maturity Date.

Borrower means the U.S. Borrower or the Dutch Borrower.

Borrower Group means a Borrower and its Subsidiaries from time to time.

Break Costs means the amount (if any) which a Lender is entitled to receive under Subclause 29.4 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Amsterdam (and, in the case of any payment or rate fixing in respect of a Dollar Loan, New York) and which is also a TARGET Day.

Capital Expenditure means expenditure which may be treated as capital expenditure in the financial statements of the person incurring such expenditure in accordance with generally accepted accounting principles, and including the capital value of any asset financed by way of financial leases or capital leases.

Code means the United States Internal Revenue Code of 1986, as amended.

Commitment means a Dollar Revolving Credit Commitment, a Euro Revolving Credit Commitment, a Swingline Commitment or a LC Facility Commitment of a Lender.

Company 20-F means the amended Form 20-F filed by the Company with the United States Securities and Exchange Commission on 31st October, 2003.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Credit means a Loan or a Letter of Credit.

Default means:

(a)	an Event of Default; or

(b)	an event specified in Clause 24 (Events of Default) which would be (with the expiry of a grace period or the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Dollar Loan means a Swingline Loan or a Dollar Revolving Credit Loan.

Dollar Revolving Credit Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Dollar Revolving Credit Commitment and the amount of any other Dollar Revolving Credit Commitment it acquires; and

(b)	for any other Lender, the amount of any Dollar Revolving Credit Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Dollar Revolving Credit Loan means a Loan under the Dollar Revolving Credit Facility.

Dollar Revolving Credit Facility means the revolving credit facility denominated in Dollars referred to under Subclause 2.1 (Dollar Revolving Credit Facility) and made available under this Agreement.

Dutch Banking Act means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht Kredietwezen 1992).

Dutch Banking Act Exemption Regulation means the Dutch 1992 Banking Act Exemption Regulation (Vrijstellingsregeling Wtk 1992).

Dutch Civil Code means the Dutch Civil Code (Burgerlijk Wetboek).

Dutch AH Guarantor means an Original Dutch AH Guarantor or an Additional Dutch AH Guarantor.

Dutch Guarantor means a Guarantor incorporated under Dutch law.

Dutch Obligor means an Obligor incorporated under Dutch law.

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(i)	a breach, or alleged breach, of an Environmental Law;

(ii)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(iii)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(i)	the protection of health and safety;

(ii)	the environment; or

(iii)	any emission or substance which is capable of causing harm to any living organism or the environment.

Equity Proceeds Date means the date on which the proceeds of the Rights Issue are received by the Company, such date to be confirmed by the Company to the Facility Agent.

ERISA means the United States Employee Retirement Income Security Act of 1974.

ERISA Affiliate means any person treated as a single employer with any Obligor for the purpose of section 414 of the Code.

EURIBOR means for a Term of any Loan or overdue amount in Euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in Euro for a period comparable to that Term.

Euro means the single currency of the Participating Member States.

Euro Loan means a Loan under the Euro Revolving Credit Facility.

Euro Revolving Credit Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Euro Revolving Credit Commitment and the amount of any other Euro Revolving Credit Commitment it acquires; and

(b)	for any other Lender, the amount of any Euro Revolving Credit Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Euro Revolving Credit Facility means the revolving credit facility denominated in Euro referred to under Subclause 2.2 (Euro Revolving Credit Facility) and made available under this Agreement.

Event of Default means an event specified as such in Clause 24 (Default).

Existing Credit Facility means the EUR 600,000,000 and USD 2,200,000,000 credit facility made available to the Dutch Borrower and the U.S. Borrower pursuant to a credit agreement dated 3rd March, 2003 entered into by, among others, the Company, certain of its Subsidiaries, the financial institutions referred to therein as lenders and ING Bank N.V. as facility agent and issuing bank.

Facility means the Dollar Revolving Credit Facility, the Euro Revolving Credit Facility, the Swingline Facility or the LC Facility.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the date falling three years after the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Security Document;

(c)	a Fee Letter;

(d)	a Transfer Certificate;

(e)	an Accession Agreement;

(f)	a Subordination Agreement;

(g)	a U.S. Guarantee;

(h)	the Appointment Letter; or

(i)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share which is capable of being redeemed in exchange for cash prior to the Final Maturity Date;

(e)	any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	for the purposes of Subclause 24.5 (Cross-default), any derivative transaction protecting against or benefiting from fluctuations in any rate, price, currency or commodity pricing (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which is treated as a borrowing in accordance with generally accepted accounting principles;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

but, in all cases, without double-counting and, for the purposes of Subclause 24.5 (Cross-default), disregarding any amounts owed from one member of the Group to another member of the Group.

Giant Landover Key Entity means Giant of Maryland, LLC, Giant Food, LLC or Giant Brands, Inc.

Group means the Company and its Subsidiaries (other than Schuitema N.V. and its Subsidiaries).

Guarantor means the Company, an Original Guarantor or an Additional Guarantor.

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Intellectual Property means, in respect of any person, any and all interests of such person, in any part of the world in or relating to registered and unregistered trade marks and service marks, domain names, patents, registered designs, trade names, business names, titles, registered or unregistered copyrights in published and unpublished works, unregistered designs, inventions registered or unregistered, data base rights, know-how, any other intellectual property rights and any applications for any of the foregoing and any goodwill therein.

Intercompany Creditor has the meaning given to it in a Subordination Agreement.

Intercompany Debtor has the meaning given to it in a Subordination Agreement.

LC Confirmation means, for the purposes of Subclause 8.5 (Deemed Issuance of Letters of Credit), a confirmation from the Company to the Issuing Bank and the Facility Agent specifying which letters of credit drawn under the Existing Credit Facility are to be, pursuant to that Subclause, deemed to be issued under this Agreement.

LC Facility means the letter of credit facility referred to in Subclause 2.4 (Letters of Credit) and made available under this Agreement.

LC Facility Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading LC Commitment and the amount of any other LC Facility Commitment it acquires; and

(b)	for any other Lender, the amount of any LC Facility Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Legal Opinions means the legal opinions delivered under section 4 (Legal Opinions) of Part 1 of Schedule 2 (Conditions Precedent Documents to be delivered before the first Request) and section 3 (Legal Opinions) of Part 2 of Schedule 2 (Conditions Precedent Documents to be delivered for an Additional Guarantor).

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

Letter of Credit means a letter of credit, substantially in the form of Schedule 9 (Form of Letter of Credit) or in any other form agreed between the U.S. Borrower, the Issuing Bank and the Facility Agent.

LIBOR means for a Term of any Loan or overdue amount denominated in USD:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Credits and whose undrawn Commitments then aggregate more than 66 2/3 per cent. of the aggregate of all the outstanding Credits and the undrawn Commitments of all the Lenders;

(b)	if there is no Credit then outstanding, whose undrawn Commitments then aggregate more than 66 2/3 per cent. of the Total Commitments; or

(c)	if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with mandatory regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means, subject to adjustment under Subclause 12.3 (Margin adjustment), 2.75 per cent. per annum.

Margin Stock has the meaning given to it in Regulation U issued by the Board of Governors of the United States Federal Reserve System.

Material Adverse Effect means a material adverse effect on:

(a)	the business or financial condition of each Borrower, each Borrower Group taken as a whole or the Group as a whole;

(b)	the ability of any Obligor to perform its obligations under any Finance Document;

(c)	the validity or enforceability of any Finance Document; or

(d)	any right or remedy of a Finance Party in respect of a Finance Document.

Material Group Member means the Company, a Material Subsidiary or any other Subsidiary of a Borrower.

Material Subsidiary means, at any time, an Obligor (other than the Company) and any other Subsidiary of the Company whose net sales (excluding intra-Group items) then equal or exceed 5 per cent. of the net sales of the Group.

For this purpose:

(a)	the net sales of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)	if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the net sales of that Subsidiary will be determined from its latest financial statements;

(c)	the net sales of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the net sales of any company or business subsequently acquired or disposed of; and

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

Measurement Period has the meaning given to it in Subclause 22.1 (Definitions).

Maturity Date means the last day of the Term of a Credit.

Moody’s means Moody’s Investor Service, Inc.

Multiemployer Plan means a “multiemployer plan” within the meaning of section 3(37) or 4001(a)(3) of ERISA.

New York Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in New York City.

Non-Obligor means a member of the Group which is not an Obligor.

Obligor means a Borrower or a Guarantor.

Option means any of the put and/or call option arrangements relating to joint venture interests of members of the Group (in respect of ICA AB, Paiz Ahold, Luis Paez, CRC Ahold Thailand and RDCH), as more particularly described in the Company 20-F.

Original Dutch AH Guarantor means Simon de Wit B.V. or Ahold Nederland B.V.

Original Financial Statements means:

(a)	in relation to the Company, the audited consolidated financial statements of the Company for the year ended 29th December, 2002;

(b)	in relation to the U.S. Borrower, the audited consolidated financial statements of the U.S. Borrower for the year ended 28th December, 2002; and

(c)	in relation to the Dutch Borrower, the audited unconsolidated financial statements of the Dutch Borrower for the year ended 29th December, 2002.

Original Obligor means the Company, a Borrower or an Original Guarantor.

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Long-Term LC means a Letter of Credit issued under the LC Facility which is renewable and in respect of which, prior to the date of issuance or any date of renewal thereof, the Issuing Bank is satisfied that it is able, at least two months prior to the Final Maturity Date, to refuse to renew that Letter of Credit in a manner which would otherwise result in an exposure for the Issuing Bank beyond the Final Maturity Date.

Permitted Third Party LC means any outstanding Third Party LC the issuance of which is permitted under the terms of Subclause 11.9 (Mandatory reduction of LC Facility-Third Party LCs).

Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(a)	maintained by any Obligor or any ERISA Affiliate; or

(b)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

Professional Market Party means a professional market party (professionele marktpartij) under the Dutch Banking Act Exemption Regulation.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of a Facility, the proportion which its Commitment bears to the Total Commitments for that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Credits (if any) bears to all the Credits;

(ii)	if there is no Credit outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Rate Fixing Day means, in respect of a Revolving Credit Loan:

(a)	the second Business Day before the first day of a Term for a Dollar Revolving Credit Loan; or

(b)	the second TARGET Day before the first day of a Term for a Euro Loan,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Rating Agency means Moody’s or S&P or any other rating agency approved by the Majority Lenders and the Company.

Reference Banks means JPMorgan Chase Bank, ABN AMRO Bank N.V. and ING Bank N.V. and any other bank or financial institution appointed as such by the Facility Agent (with the consent of the Company, not to be unreasonably withheld or delayed) under this Agreement.

Repeating Representations means the representations which are deemed to be repeated under Subclause 20.30 (Times for making representations).

Reportable Event means:

(a)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

Request means a request for a Credit, substantially in the form of Schedule 3 (Form of Request).

Revolving Credit Commitment means a Dollar Revolving Credit Commitment or a Euro Revolving Credit Commitment.

Revolving Credit Facility means the Euro Revolving Credit Facility or the Dollar Revolving Credit Facility (excluding, for these purposes, the Swingline Facility).

Revolving Credit Loan means a Dollar Revolving Credit Loan or a Euro Loan.

Rights Issue means a rights issue (as proposed at the date of this Agreement) by the Company pursuant to which the gross proceeds received by the Company in respect of the issuance of ordinary shares in the capital of the Company are no less than EUR 2,999,194,861.

Rollover Loans means one or more Revolving Credit Loans:

(a)	to be made on the same day that one or more maturing Revolving Credit Loans is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Credit Loans; and

(c)	to be made to the same Borrower for the purpose of refinancing one or more maturing Revolving Credit Loans.

S&P means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Security Document means:

(a)	the U.S. Security and Pledge Agreement; and

(b)	any other document evidencing or creating security over any asset of an Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement the effect of which is the creation of security.

Structure Chart means the corporate structure chart referred to in paragraph 5(k) of Part 1 of Schedule 2 (Conditions precedent documents), which sets out the ownership of the companies in the Dutch and U.S. parts of the Group.

Subordination Agreement means:

(a)	the subordination agreement dated on or about the date of this Agreement between, inter alia, each Dutch Obligor, other members of the Group which are creditors to members of the Borrower Groups and certain of the Finance Parties, governed by Dutch law; or

(b)	a subordination agreement dated on or about the date of this Agreement between, inter alia, each U.S. Obligor, other members of the Group which are creditors to members of the Borrower Groups and certain of the Finance Parties, governed by New York law.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (excluding, when referring to Subsidiaries of the Company (other than in relation to the financial covenants set out in Clause 22 (Financial Covenants)), Schuitema N.V. and its Subsidiaries) and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise. However, if at any time the Company (directly or indirectly) owns more than 50% of the voting capital or similar right of ownership in respect of ICA AB, but does not (under the terms of any relevant voting arrangement) have effective control over the management or policies of that entity, ICA AB will not at that time be a “Subsidiary”.

Swingline Commitment means:

(a)	in the case of a Swingline Lender on the date of this Agreement, the amount in Dollars set opposite its name in Part 2 of Schedule 1 (Original Parties) under the heading Swingline Commitment and the amount of any other Swingline Commitment it acquires; or

(b)	for any other Swingline Lender, the amount of any Swingline Commitment it acquires,

to the extent not transferred, cancelled or reduced under this Agreement.

Swingline Facility means the swingline facility referred to under Subclause 2.3 (Swingline Facility) and made available under this Agreement.

Swingline Lender means:

(a)	an Original Lender or an Affiliate of an Original Lender listed in Part 2 of Schedule 1 (Original Parties) as a swingline lender; or

(b)	any other person that becomes a Swingline Lender after the date of this Agreement.

Swingline Loan means a Loan under the Swingline Facility and identified as such in its Request.

Syndication Date means the earlier of:

(a)	the date on which the Arrangers confirm to the Company, in accordance with the Appointment Letter, that Successful Syndication (as defined in the Appointment Letter) has occurred; and

(b)	30th April, 2004.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest in connection with any failure by an Obligor to pay or any delay by an Obligor in paying the same).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a Tax described in Subclause 15.3(b) (Tax indemnity).

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement:

(a)	by reference to which interest on a Loan or an overdue amount is calculated; or

(b)	for which the Issuing Bank may be under a liability under a Letter of Credit.

Third Party LC means a letter of credit, with an expiry date falling after the Final Maturity Date, issued after the second anniversary of this Agreement by a third party on behalf of a member of the Group in accordance with Subclause 11.9 (Mandatory reduction of LC Facility-Third Party LCs).

Total Commitments means the aggregate of the Total Revolving Credit Commitments (incorporating without double counting, for these purposes, the Total Swingline Commitments) and the Total LC Facility Commitments of all the Lenders.

Total Dollar Revolving Credit Commitments means the aggregate of the Dollar Revolving Credit Commitments of all the Lenders, being the total amount specified as such in Part 2 of Schedule 1 (Original Parties) at the date of this Agreement.

Total Euro Revolving Credit Commitments means the aggregate of the Euro Revolving Credit Commitments of all the Lenders, being the total amount specified as such in Part 2 of Schedule 1 (Original Parties) at the date of this Agreement.

Total LC Facility Commitments means the aggregate of the LC Facility Commitments of all the Lenders, being the total amount specified as such in Part 2 of Schedule 1 (Original Parties) at the date of this Agreement.

Total Revolving Credit Commitments means the aggregate of the Total Dollar Revolving Credit Commitments and the Total Euro Revolving Credit Commitments.

Total Swingline Commitments means the aggregate of the Swingline Commitments of all the Swingline Lenders, being the total amount specified as such in Part 2 of Schedule 1 (Original Parties) at the date of this Agreement.

Transfer Certificate means a certificate, substantially in the form set out in the relevant part of Schedule 5 (Forms of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

U.S. means the United States of America.

USD or Dollars means the lawful currency of the U.S.

U.S. Document means the U.S. Guarantee, the Subordination Agreement described in paragraph (b) of the definition thereof and the U.S. Security and Pledge Agreement.

U.S. Guarantee means a guarantee governed by New York law entered into by a U.S. Obligor in respect of certain obligations of the Obligors under the Finance Documents (including any U.S. Guarantee Supplement entered into pursuant thereto).

U.S. Guarantee Supplement has the meaning given to it in the U.S. Guarantee.

U.S. Obligor means an Obligor incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

U.S. Security and Pledge Agreement means the security agreement referred to in paragraph 3(a) of Part 1 of Schedule 2 (Conditions precedent documents) (including any Security and Pledge Agreement Supplement (as defined therein) entered into pursuant thereto).

Utilisation Date means each date on which a Facility is utilised (or, in the case of the deemed utilisation of the LC Facility pursuant to Subclause 8.5 (Deemed Issuance of Letters of Credit), deemed to have been utilised).

Verifiable PMP means a Professional Market Party whose status as such may be determined on the basis of:

(a)	its entry in a public register (including on-line registers available on the internet) of the Dutch Central Bank (De Nederlandsche Bank N.V.) (DNB);

(b)	its rating as provided by a rating agency approved by DNB and as it appears from any public register and/or written statement of such rating agency;

(c)	its balance sheet, as confirmed by an auditor’s statement showing a value of its assets as per the last day of the preceding financial year of at least EUR 500,000,000 (or such other amount and/or at such time as may be required pursuant to the Dutch Banking Act Exemption Regulation); or

(d)	a public register published by a regulator (other than DNB) of a country as referred to in Article 1.e. 11 of the Dutch Banking Act Exemption Regulation exercising prudential supervision over the relevant Professional Market Party.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration (from or with a governmental, self-regulatory or regulatory authority or agency) or notarisation;

(iv)	disposal means a sale, transfer, grant, lease (other than an operating lease granted in the ordinary course of business and on arm’s length terms by a member of the Group in respect of assets owned by that member of the Group) or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	generally accepted accounting principles means the generally accepted accounting principles in The Netherlands until such time that the Company changes its accounting principles to comply with either International Accounting Standards or the generally accepted accounting principles of the U.S., in which case it means the International Accounting Standards or the generally accepted accounting principles of the U.S., as applicable;

(vii)	a Lender includes a Swingline Lender;

(viii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is generally accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xi)	a Default or Event of Default being outstanding or continuing means that it has not been remedied or waived;

(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiv)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xv)	a Finance Document or another document is a reference to that Finance Document or other document as amended, supplemented, restated or otherwise modified; and

(xvi)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	an amount in Euro is payable only in the Euro unit;

(iii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iv)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Dutch Terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);

(b)	(i) a winding-up, administration or dissolution includes a Dutch entity being:

(A)	declared bankrupt (failliet verklaard);

(B)	dissolved (ontbonden);

(ii)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(iii)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act 1990 (Invorderingswet 1990) or Section 16d of the Dutch Social Insurance Co-ordination Act (Coördinatiewet sociale verzekeringen);

(iv)	a trustee in bankruptcy includes a curator;

(v)	an administrator includes a bewindvoerder; and

(vi)	an attachment includes a beslag.

1.4	No Cross-Atlantic Indemnity

Nothing in this Agreement, any Schedule to this Agreement or the Appointment Letter shall (unless the Company and the Dutch Borrower agree otherwise in writing after the date of this Agreement) require the Dutch Borrower or any of the Dutch AH Guarantors to:

(a)	provide any guarantee, security interests or other similar agreements or arrangements in favour of the Finance Parties to the extent that such guarantee, security interests or other similar agreements or arrangements guarantee or secure payment obligations other than those of the Dutch Borrower under the Finance Documents;

(b)	make any payments of principal or interest to any of the Finance Parties to the extent that such payments are not in relation to payment obligations of the Dutch Borrower under the Finance Documents in respect of the Euro Revolving Credit Facility; or

(c)	make any payments for costs, fees or expenses to, or indemnify any of the Finance Parties against any or all losses, claims, damages or liabilities to the extent that such costs, fees or expenses or losses, claims, damages or liabilities are incurred or suffered in relation to or in connection with obligations other than those of the Dutch Borrower under the Finance Documents, it being understood that (unless the Company and the Dutch Borrower agree otherwise in writing after the date of this Agreement) neither the Dutch Borrower nor any Dutch AH Guarantor shall be liable to pay any amount of principal or interest (or any amounts in lieu thereof) under the Dollar Revolving Credit Facility, the Swingline Facility or the LC Facility.

The provisions of this Subclause 1.4 shall survive any termination or lapse of this Agreement or repayment or cancellation in full in respect of the Facilities.

2.	FACILITIES

2.1	Dollar Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the U.S. Borrower a secured revolving credit facility denominated in Dollars in an aggregate amount equal to the Total Dollar Revolving Credit Commitments.

2.2	Euro Revolving Credit Facility

Subject to the terms of this Agreement, the Lenders make available to the Dutch Borrower a secured revolving credit facility denominated in Euros, in an aggregate amount equal to the Total Euro Revolving Credit Commitments.

2.3	Swingline Facility

Subject to the terms of this Agreement, the Swingline Lenders make available to the U.S. Borrower a secured swingline facility in an aggregate amount equal to the Total Swingline Commitments.

For the purposes of determining the availability of Dollar Loans under this Agreement, the Swingline Facility forms part of, and is not independent from, the Dollar Revolving Credit Facility, so that there is not intended to be any double counting of the Swingline Commitments and the Dollar Revolving Credit Commitments of a Lender (or among Lenders which are Affiliates). The relationship between the Swingline Commitments and the Dollar Revolving Credit Commitments is set out in Subclause 6.4 (Relationship with Dollar Revolving Credit Facility).

2.4	Letters of Credit

Subject to the terms of this Agreement, the Lenders make available to the U.S. Borrower (or such other entity as may be requested by the U.S. Borrower provided that the Issuing Bank and the Facility Agent are satisfied (in their sole discretion and with the advice of their counsel) that the Finance Parties have equivalent recourse to the U.S. Borrower in respect of any such letter of credit so made available) a secured letter of credit facility in an aggregate amount equal to the Total LC Facility Commitments.

2.5	Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

2.6	Lender Representation

Each Lender represents that it is a Professional Market Party as at the date of this Agreement.

3.	PURPOSE

3.1	Revolving Credit Loans

Each Revolving Credit Loan may only be used for working capital and general corporate purposes of the Group, except that a Revolving Credit Loan may not be applied in financing acquisitions or capital expenditure by any member of the Group.

3.2	Swingline Loans

Each Swingline Loan may only be used for working capital and general corporate purposes of the Group. A Swingline Loan may not be applied in payment or prepayment of another

Swingline Loan or for the purpose of financing acquisitions or capital expenditure by any member of the Group.

3.3	Letters of Credit

Each Letter of Credit may only be issued for insurance, working capital and general corporate purposes of the Group. No Letter of Credit may be issued by way of credit substitution for the purposes of procuring (directly or indirectly) additional financing arrangements for the Group not in existence at the date of this Agreement.

3.4	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company, the Swingline Agent and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Credit are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Credit:

(a)	the Repeating Representations are true, correct and accurate in all respects;

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the making of the Credit; and

(c)	(other than in relation to a Rollover Loan) where the Request is delivered after the end of a Measurement Period but prior to delivery of each Compliance Certificate in respect of that Measurement Period, the Company (or the relevant Borrower on its behalf) certifies in that Request that, in respect of the most recently ended Measurement Period, there will not be a breach of any of the financial covenants set out in Clause 22 (Financial Covenants).

4.3	Maximum number

Unless the Facility Agent agrees:

(a)	a Request may not be given if, as a result, there would be more than ten Loans outstanding; and

(b)	a Request for a Swingline Loan may not be given if, as a result, there would be more than three Swingline Loans outstanding.

5.	UTILISATION – REVOLVING CREDIT LOANS

5.1	General

This Clause applies to all Revolving Credit Loans, and not to Swingline Loans.

5.2	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 10.00 a.m. (London time) one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.3	Completion of Requests

(a)	A Request for a Loan will not be regarded as having been duly completed unless:

(i)	it identifies the Borrower;

(ii)	specifies the Facility under which the Loan is to be drawn;

(iii)	it specifies the purpose of the Loan;

(iv)	the Utilisation Date is a Business Day falling within the Availability Period; and

(v)	the proposed amount and Term comply with this Agreement.

(b)	Only one Loan may be requested in a Request.

5.4	Amount of Loan

(a)	Except as provided below, the amount of the Loan must be a minimum of:

(i)	for a Loan under the Dollar Revolving Credit Facility, USD 25,000,000 and an integral multiple of USD 5,000,000; or

(ii)	for a Euro Loan, EUR 25,000,000 and an integral multiple of EUR 5,000,000.

(b)	The amount of the Loan may also be the balance of the Total Dollar Revolving Credit Commitments or the Total Euro Revolving Credit Commitments, as the case may be, or such other amount as the Facility Agent or the Lenders may agree.

(c)	The amount of each Lender’s share of a Loan will be its Pro Rata Share on the proposed Utilisation Date.

5.5	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Credits would exceed its Commitment; or

(ii)	the Credits would exceed the Total Commitments.

(c)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

6.	UTILISATION – SWINGLINE LOANS

6.1	Giving of Requests

(a)	The U.S. Borrower may borrow a Swingline Loan by giving to the Swingline Agent (copied to the Facility Agent) a duly completed Request.

(b)	Unless the Swingline Agent otherwise agrees, the latest time for receipt by the Swingline Agent of a duly completed Request for a Swingline Loan is 2.00 p.m. (New York City time) on the proposed Utilisation Date.

(c)	Each Request for a Swingline Loan is irrevocable.

6.2	Completion of Requests

(a)	A Request for a Swingline Loan will not be regarded as having been duly completed unless:

(i)	it identifies that the Loan is a Swingline Loan;

(ii)	the Utilisation Date is a New York Business Day falling within the Availability Period;

(iii)	the Term selected:

(A)	does not overrun the Final Maturity Date;

(B)	is a period of not more than eight New York Business Days; and

(C)	ends on a New York Business Day;

(iv)	the amount of the Swingline Loan requested is:

(A)	a minimum of USD 10,000,000 and an integral multiple of USD 1,000,000;

(B)	the balance of the undrawn amount available under this Agreement for Swingline Loans on the proposed Utilisation Date; or

(C)	such other amount as the Swingline Agent or the Swingline Lenders may agree; and

(v)	the Swingline Loan is denominated in Dollars.

(b)	Only one Swingline Loan may be requested in a Request.

6.3	Advance of Swingline Loan

(a)	The Swingline Agent must notify each Swingline Lender of the details of the requested Swingline Loan and the amount of its share in that Swingline Loan by 3.00 p.m. (New York City time) on the proposed Utilisation Date.

(b)	The amount of each Swingline Lender’s share of a Swingline Loan will be its Pro Rata Share on the proposed Utilisation Date adjusted to take account of any limit applying under this Clause.

(c)	No Swingline Lender is obliged to participate in a Swingline Loan if as a result:

(i)	its share in the Swingline Loans would exceed its Swingline Commitment; or

(ii)	the Credits would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Swingline Lender must make its share in the Swingline Loan available to the Swingline Agent for the U.S. Borrower through its Facility Office on the Utilisation Date.

6.4	Relationship with Dollar Revolving Credit Facility

(a)	This Subclause applies when a Swingline Loan is outstanding or is to be borrowed.

(b)	For the purposes of determining the availability of Dollar Loans under this Agreement, the Swingline Facility is not independent of, and forms part of the Dollar Revolving Credit Facility.

(c)	Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in a Dollar Loan to the extent that it would not result in its share in the Dollar Loans and that of any Lender which is its Affiliate exceeding its Overall Dollar Commitment.

(d)	For this purpose, the Overall Dollar Commitment of a Lender means:

(i)	if it is a Lender under both the Swingline Facility and the Dollar Revolving Credit Facility, the aggregate of its Swingline Commitment and its Dollar Revolving Credit Commitment;

(ii)	if it is a Lender under the Swingline Facility but not the Dollar Revolving Credit Facility, the aggregate of its Swingline Commitment and the Dollar Revolving Credit Commitment of any Lender which is its Affiliate; or

(iii)	if it is a Lender under the Dollar Revolving Credit Facility but not the Swingline Facility, the aggregate of its Dollar Revolving Credit Commitment and the Swingline Commitment of any Lender which is its Affiliate.

(e)	Where, but for the operation of paragraph (c) above, a Lender’s share in the Dollar Loans, when aggregated with that of a Lender which is its Affiliate, would have exceeded its Overall Dollar Commitment, the excess will be apportioned among the other Lenders participating in the relevant Dollar Loan pro rata according to (in the case of a Dollar Revolving Credit Loan) their relevant Dollar Revolving Credit Commitments or (in the case of a Swingline Loan) their relevant Swingline Commitments. This calculation will be applied as often as necessary until the relevant Dollar Loan is apportioned among the relevant Lenders in a manner consistent with paragraph (c) above.

(f)	The Swingline Commitments must not at any time exceed the Dollar Revolving Credit Commitments and, if necessary, the Swingline Commitments will be automatically reduced to achieve this.

7.	SWINGLINE LOANS

7.1	Interest

(a)	The rate of interest on each Swingline Loan for each day during its Term is the higher of:

(i)	the prime commercial lending rate in Dollars announced by the Swingline Agent and in force on that day; and

(ii)	1.00 per cent. per annum over the rate per annum determined by the Swingline Agent to be the Federal Funds Rate on or about 1.00 p.m. (New York City time) on that day.

(b)	For this purpose, the Federal Funds Rate means in relation to any day, the rate per annum equal to:

(i)	the weighted average of the rates on overnight Federal funds transactions with members of the U.S. Federal Reserve System arranged by Federal funds brokers, as published for that day by the Federal Reserve Bank of New York; or

(ii)	if a rate is not published for that day or preceding day, the average of the quotations for that day on those transactions received by the Swingline Agent from three Federal funds brokers of recognised standing selected by the Swingline Agent.

(c)	If any day during a Term for a Swingline Loan is not a New York Business Day, the rate of interest on a Swingline Loan on that day will be the rate applicable on the immediately preceding New York Business Day.

(d)	Except where it is provided to the contrary in this Agreement, the U.S. Borrower must pay accrued interest on each Swingline Loan made to it on the last day of its Term.

(e)	Any other term of this Agreement relating to:

(i)	calculation of the rate of interest (but not interest on overdue amounts); or

(ii)	market disruption,

does not apply to a Swingline Loan.

7.2	Term

Notwithstanding any other term of this Agreement:

(a)	each Swingline Loan has one Term only; and

(b)	the Term for a Swingline Loan must be selected in the relevant Request.

7.3	Partial payments

(a)	If the Swingline Agent receives a payment in respect of the Swingline Facility insufficient to discharge all the amounts then due and payable by the U.S. Borrower to the Swingline Lenders under this Agreement, the Swingline Agent must apply that payment towards the obligations of the U.S. Borrower under the Finance Documents in respect of the Swingline Facility in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Swingline Agent and the Facility Agent under the Finance Documents incurred in respect of the Swingline Facility;

(ii)	secondly, in or towards payment pro rata of any accrued interest on a Swingline Loan due but unpaid under this Agreement; and

(iii)	thirdly, in or towards payment pro rata of the principal of any Swingline Loan due but unpaid under this Agreement.

(b)	The Swingline Agent must, if so directed by all the Swingline Lenders, vary the order set out in sub-paragraphs (a)(ii) and (iii) above, as appropriate.

(c)	This Subclause will override any appropriation made by the Company.

(d)	Any other term of this Agreement in relation to partial payments does not apply to the Swingline Facility.

7.4	Non-payment of Swingline Loans

(a)	If a Swingline Loan is not repaid on its due date, each Lender must pay to the Facility Agent for the Swingline Lenders an amount calculated as set out below.

(b)	The amount (if any) required to be paid by a Lender is the proportion of the Swingline Loan not repaid (together with any interest accrued and unpaid on that amount from the Utilisation Date of the Swingline Loan to the date of payment by that Lender) which the Dollar Revolving Credit Commitment of that Lender bears to the Total Dollar Revolving Credit Commitments less the amount of its share (or that of a Lender which is its Affiliate), before any adjustment under this Subclause, in the unpaid amount of the Swingline Loan. If this produces a negative figure for a Lender, no amount need be paid by that Lender.

(c)	On a payment under this Subclause, the paying Lender will be subrogated to the rights of the Swingline Lenders which have shared in the payment received.

(d)	If and to the extent that the paying Lender is not able to rely on its rights under paragraph (c) above, the U.S. Borrower will be liable to the paying Lender for a debt equal to the amount the paying Lender has paid under this paragraph and the U.S. Borrower’s liability to the Swingline Lenders will be reduced accordingly.

(e)	Any payment under this Subclause does not reduce the obligations in aggregate of any Obligor.

7.5	Conditions of assignment or transfer

Notwithstanding any other term of this Agreement, each Lender must ensure that at all times its Overall Dollar Commitment is not less than:

(a)	its Swingline Commitment; or

(b)	if it does not have a Swingline Commitment, the Swingline Commitment of a Lender which is its Affiliate.

8.	UTILISATION – LETTERS OF CREDIT

8.1	Giving of Requests

(a)	The U.S. Borrower may request a Letter of Credit to be issued by giving to the Facility Agent (with a copy to the Issuing Bank) a duly completed Request.

(b)	Unless the Facility Agent and the Issuing Bank otherwise agree, the latest time for receipt by the Facility Agent of a duly completed Request (and of receipt by the Issuing Bank of a copy thereof) is 11.00 a.m. (New York time) two Business Days before the proposed Utilisation Date.

8.2	Completion of Requests

(a)	A Request for a Letter of Credit will not be regarded as being duly completed unless:

(i)	it specifies that it is for a Letter of Credit (and, if applicable, specifying whether the Letter of Credit is to be a Permitted Long-Term LC);

(ii)	the Utilisation Date is a Business Day falling within the Availability Period;

(iii)	the amount of the Letter of Credit requested is in Dollars and is:

(A)	a minimum of USD 1,000,000 or such other amount as the Facility Agent and the Issuing Bank may agree; or

(B)	the balance of the undrawn amount available under the LC Facility on the proposed Utilisation Date; or

(iv)	the form of Letter of Credit is attached;

(v)	the expiry date of the Letter of Credit falls on or before the Final Maturity Date (or, if it is a Permitted Long-Term LC, the Issuing Bank has confirmed that it is satisfied with its renewal terms and the Issuing Bank’s right of refusal in respect of such renewal); and

(vi)	the delivery instructions for the Letter of Credit are specified.

(b)	Only one Letter of Credit may be requested in a Request.

8.3	Issue of Letter of Credit

(a)	The Facility Agent must promptly notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and the amount of that Letter of Credit.

(b)	The amount of each Lender’s share in a Letter of Credit will be its Pro Rata Share on the proposed Utilisation Date.

(c)	The Issuing Bank is not obliged to issue any Letter of Credit if as a result:

(i)	a Lender’s share in the Letters of Credit would exceed its LC Facility Commitment; or

(ii)	the Credits would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, the Issuing Bank must issue the Letter of Credit on the Utilisation Date.

8.4	Extension of a Letter of Credit

(a)	The U.S. Borrower may request that the Term of a Letter of Credit issued on its behalf be extended by delivery to the Facility Agent and the Issuing Bank of a notice specifying the new proposed Maturity Date no later than three Business Days before the Maturity Date of that Letter of Credit.

(b)	An extension request will be treated in the same way as a Request except that the requirement to attach a form of the Letter of Credit will not apply.

(c)	The terms of each extended Letter of Credit will remain the same as before the extension, except that:

(i)	its amount may be reduced; and

(ii)	its Maturity Date will be the date specified in the extension request.

(d)	If:

(i)	the conditions set out in this Subclause, and those in this Agreement in respect of the delivery of Requests for the extension of such Letters of Credit, have been met; and

(ii)	on both the date of the Request for the extension and the then current Maturity Date in respect of that Letter of Credit, the conditions set out in Subclause 4.2 (Further conditions precedent) have been met as if the extension constituted the issuance of a new Letter of Credit under the LC Facility, the Issuing Bank shall deliver an amendment to the relevant Letter of Credit to the beneficiary, copied to the U.S. Borrower, no later than the original Maturity Date thereof.

8.5	Deemed Issuance of Letters of Credit

(a)	Notwithstanding the other provisions of this Clause, all letters of credit issued under the Existing Credit Facility which are specified in the LC Confirmation shall, subject to paragraph (b) below, be deemed to have been automatically issued under the LC Facility (and the LC Facility Commitments shall be deemed to have been utilised accordingly) as at the date on which the Facility Agent notifies the Company that it has received all documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in accordance with Subclause 4.1 (Conditions precedent documents).

(b)	The deemed issuance of Letters of Credit referred to in paragraph (a) above will only occur if (as at the date on which such deemed issuance is to occur) all the conditions referred to in Subclause 4.2 (Further conditions precedent) have been met as if the deemed issuance constituted the issuance of a new Letter of Credit under the LC Facility.

(c)	In respect of a Letter of Credit deemed to have been issued in this way, the U.S. Borrower shall be deemed to have complied with all matters contained in this Clause 8 with respect to the giving and completion of Requests in relation thereto.

9.	LETTERS OF CREDIT

9.1	General

(a)	A Letter of Credit is repaid or prepaid if:

(i)	the U.S. Borrower provides cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit is reduced in accordance with its terms; or

(iii)	the Issuing Bank is satisfied that it has no further liability under that Letter of Credit.

The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(b)	If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the U.S. Borrower must repay or prepay that amount immediately.

(c)	Cash cover is provided for a Letter of Credit if the U.S. Borrower pays an amount in the currency of the Letter of Credit to an account bearing interest at market rates with the Facility Agent in the name of the U.S. Borrower and the following conditions are met:

(i)	until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under that Letter of Credit or this Clause; and

(ii)	the U.S. Borrower has executed a Security Document over that account, in form and substance satisfactory to the Facility Agent, creating a first ranking security interest over that account.

(d)	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the U.S. Borrower in respect of that Letter of Credit (excluding fronting fees and letter of credit fees payable under Subclause 9.3 (Fees in respect of Letters of Credit)) at that time.

9.2	Assignments and transfers

The consent of the Issuing Bank is required for any assignment or transfer of any Lender’s rights and obligations under the LC Facility.

9.3	Fees in respect of Letters of Credit

(a)	The U.S. Borrower must pay to the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in the manner agreed in the Fee Letter between the Issuing Bank and the Company.

(b)	The U.S. Borrower must pay to the Facility Agent for each Lender a letter of credit fee computed at the rate of, subject to adjustment under Subclause 9.4 (Letter of credit fee adjustment), 2.75 per cent. per annum on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Maturity Date. This fee will be distributed according to each Lender’s Pro Rata Share, adjusted to reflect any assignment or transfer to or by that Lender.

(c)	Accrued letter of credit fee is payable quarterly in arrears (or any shorter period that ends on the Maturity Date for that Letter of Credit). Accrued letter of credit fee is also payable to the Facility Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letters of Credit prepaid or repaid in full.

9.4	Letter of credit fee adjustment

(a)	Subject to paragraph (e) below, the letter of credit fee on the outstanding amount of each Letter of Credit for the period from the issue of the Letter of Credit until its Maturity Date will be adjusted by reference to the lower of the corporate credit rating assigned to the Company by S&P and the senior implied rating assigned by Moody’s (or at any time when the Company has no secured debt and as a result either of those ratings is not determinable or available, its senior unsecured credit rating with each relevant ratings agency) (the Lowest Rating) or an equivalent rating of another ratings agency approved as an alternative by the Facility Agent and the Company in writing. The letter of credit fee will be adjusted to the percentage rate per annum specified in column 2 of the table below and set out opposite the relevant Lowest Rating specified in column 1.

Column 1 Lowest Rating	Column 2 Letter of credit fee (per cent. per annum)
BBB - /Baa3 or higher	1.00
BB+/Ba1	1.75
BB/Ba2	2.25
BB-/Ba3	2.75
B+/B1 or lower	3.50

(b)	At any time when no corporate credit rating is assigned to the Company by S&P or no senior implied rating is assigned by Moody’s (or, at any time when the Company has no secured debt and as a result either of those ratings would not be determinable or available, when no senior unsecured credit rating is assigned by either one of those ratings agencies) or another ratings agency approved as an alternative by the Facility Agent and the Company in writing, the letter of credit fee will be 3.50 per cent. per annum.

(c)	Any adjustment to the letter of credit fee in accordance with paragraphs (a) or (b) above will apply to the period from the issue of a Letter of Credit which starts on or after:

(i)	the date of publication of any relevant change to the Lowest Rating; or

(ii)	the date on which no long term credit rating referred to above is assigned to the Company by S&P or Moody’s or by any alternative approved in accordance with this Agreement.

(d)	Promptly after it becomes aware of it, the Company shall inform the Facility Agent in writing of any change in the Lowest Rating or if the circumstances contemplated by paragraph (b) arise.

(e)	Notwithstanding the other provisions of this Subclause, for the period from the Equity Proceeds Date until the date falling six months thereafter, the letter of credit fee shall not be lower than 2.75 per cent. per annum.

9.5	Claims under a Letter of Credit

(a)	The U.S. Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a claim).

(b)	The U.S. Borrower must immediately on demand pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	The U.S. Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of the U.S. Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

9.6	Indemnities

(a)	The U.S. Borrower must immediately on demand indemnify the Issuing Bank against any loss or liability (including, without limitation, arising from any action or proceeding or claim) which the Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(b)	Each Lender must immediately on demand indemnify the Issuing Bank against its share of any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit and which has not been paid for by an Obligor, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(c)	A Lender’s share of the liability or loss referred to in sub-paragraph (b) above will be its Pro Rata Share on the Utilisation Date, adjusted to reflect any subsequent assignment or transfer under this Agreement.

(d)	The U.S. Borrower must immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Subclause.

(e)	The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by that Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:

(i)	any time or waiver granted to, or composition with, any person;

(ii)	any release of any person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)	any amendment (however fundamental) of a Finance Document, any Letter of Credit or any other document or security; or

(vii)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security.

However, nothing in this Clause 9 shall oblige any Lender to indemnify the Issuing Bank in respect of any loss or liability which is incurred by the Issuing Bank in respect of a Permitted Long-Term LC after the Final Maturity Date.

9.7	Rights of contribution

The U.S. Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

10.	REPAYMENT

10.1	Repayment of Loans

(a)	Each Borrower must repay each Loan made to it in full on its Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

10.2	Repayment of Letters of Credit

(a)	The U.S. Borrower must repay (within the meaning of that term in Subclause 9.1 (General)) each Letter of Credit in full on its Maturity Date. No Letter of Credit (other than a Permitted Long-Term LC) may expire after the Final Maturity Date.

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-utilised.

11.	PREPAYMENT AND CANCELLATION

11.1	Mandatory prepayment - illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Credit.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay the share of that Lender in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be:

(i)	the last day of the current Term of that Credit; or

(ii)	if earlier, the last day of any applicable grace period allowed by law, or any other earlier date agreed between the Borrowers and such Lender.

11.2	Mandatory prepayment - Company change of control

(a)	For the purposes of this Clause:

a Company change of control occurs if:

(i)	any person or group of persons acting in concert gains control of the Company (other than through Stichting Ahold Continuiteit (S.A.C.) gaining such control through the issue of preferred shares or otherwise pursuant to an option agreement as amended and restated in April 1994, March 1997, December 2001 and from time to time for the purposes of delaying, deferring or preventing a change in control of the Company or through any other similar arrangement which is approved by the Majority Lenders); or

(ii)	all or substantially all of the assets or business of the Company are sold.

acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b)	The Company must promptly notify the Facility Agent if any member of its senior management becomes aware of any actual or likely Company change of control. In respect of any likely Company change of control, the Company is required to make the notification in circumstances where the Company considers that it will, or will be required to, make a public announcement in respect of the Company change of control, but it must do so as soon as reasonably practicable (subject to any restrictions under applicable laws or regulations) and in any event prior to making any such public announcement.

(c)	After a Company change of control, if the Majority Lenders so require, the Facility Agent must, by no less than 5 Business Days’ prior notice to the Company:

(i)	cancel the Total Commitments;

(ii)	declare all outstanding Credits, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable; and

(iii)	call for repayment (within the meaning of that term in Subclause 9.1 (General)) in full in respect of each Letter of Credit.

Any such notice will take effect in accordance with its terms.

11.3	Mandatory prepayment - Borrower change of control

(a)	For the purposes of this Clause:

a Borrower change of control occurs if:

(i)	the Company ceases to wholly-own (directly or indirectly) or to control a Borrower; or

(ii)	all or substantially all of the assets or business of a Borrower are sold; and

control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b)	The Company or the relevant Borrower must promptly notify the Facility Agent if it becomes aware of any actual or probable Borrower change of control.

(c)	Upon the occurrence of a Borrower change of control:

(i)	all outstanding Credits drawn or issued by or on behalf of the relevant Borrower must be repaid in full;

(ii)	if a Borrower change of control occurs with respect to the U.S. Borrower the Lenders may call for repayment (within the meaning of that term in Subclause 9.1 (General)) in full in respect of each Letter of Credit issued on behalf of (or at the request of) the U.S. Borrower; and

(iii)	the relevant Borrower shall automatically cease to be a Borrower for the purposes of this Agreement.

11.4	Voluntary prepayment

(a)	Subject to paragraphs (b) and (c) below, each Borrower may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay any Credit at any time in whole or in part.

(b)	No Borrower may use the proceeds of a Loan to prepay another Loan unless agreed by the Lenders.

(c)	If a Borrower delivers a notice of prepayment, the relevant Borrower may apply the prepayment amount to such Revolving Credit Loans owed or incurred by that Borrower as it may choose, in its sole discretion, and subsequently, in the case of the U.S. Borrower, in or towards prepayment or repayment (within the meaning of those terms in Subclause 9.1 (General)) of any Letters of Credit.

(d)	A prepayment of part of a Credit must be:

(i)	for a Credit denominated in Dollars, in a minimum amount of USD 25,000,000 and an integral multiple of USD 5,000,000; or

(ii)	for a Credit denominated in Euros, in a minimum amount of EUR 25,000,000 and an integral multiple of EUR 5,000,000.

11.5	Automatic cancellation

The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

11.6	Voluntary cancellation

(a)	The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be:

(i)	for a Facility denominated in Dollars, in a minimum amount of USD 25,000,000 and an integral multiple of USD 5,000,000; and

(ii)	for a Facility denominated in Euros, in a minimum amount of EUR 25,000,000 and an integral multiple of EUR 5,000,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

11.7	Involuntary prepayment and cancellation

(a)	If an Obligor is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay that Lender’s share in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be the last day of the Term for that Credit or, if earlier, the date specified by the Company in its notification.

11.8	Re-borrowing of Credits

Any voluntary prepayment of a Credit may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Credit may not be re-borrowed.

11.9	Mandatory reduction of LC Facility - Third Party LCs

(a)	After the second anniversary of the date of this Agreement, the U.S. Borrower is permitted to procure the issuance of a Third Party LC if:

(i)	it notifies the Facility Agent and the Issuing Bank of its intention to procure the issuance of the Third Party LC at least 5 Business Days prior to such issuance, giving details of the amount involved (the Third Party LC Amount) and the date on which such issuance is to occur (the Third Party LC Issue Date);

(ii)	as at the relevant Third Party LC Issue Date, the Third Party LC Amount, when aggregated with the amount of all Letters of Credit outstanding under the LC Facility, does not exceed the Total LC Facility Commitments as at that date (prior to any reduction under paragraph (b) below which is to occur on that date as a result of the issue of that Third Party LC); and

(iii)	on the relevant Third Party LC Issue Date, it delivers to the Facility Agent and the Issuing Bank a copy of the relevant Third Party LC.

(b)	On the Third Party LC Issue Date for each Third Party LC issued and delivered in accordance with paragraph (a) above, the amount of the Total LC Facility Commitments will be automatically and irrevocably reduced by an amount equal to the relevant Third Party LC Amount, such reduction to be applied to each Lender’s LC Facility Commitment according to its Pro Rata Share of the Total LC Facility Commitments.

11.10	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Credits and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree to a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	Where there is a mandatory or involuntary prepayment of a Credit, the relevant Commitments will, at the same time, be reduced by the same amount.

(e)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

12.	INTEREST

12.1	Calculation of interest

The rate of interest on each Revolving Credit Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	in the case of a Dollar Revolving Credit Loan, LIBOR or, in the case of a Euro Loan, EURIBOR; and

(c)	Mandatory Cost.

12.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Revolving Credit Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

12.3	Margin adjustment

(a)	Subject to paragraph (e) below, the Margin for each Revolving Credit Loan for each of its Terms will be adjusted by reference to the lower of the corporate credit rating assigned to the Company by S&P and the senior implied rating assigned by Moody’s (or at any time when the Company has no secured debt and as a result either of those ratings is not determinable or available, its senior unsecured credit rating with each relevant ratings agency) (the Lowest Rating) or an equivalent rating of another ratings agency approved as an alternative by the Facility Agent and the Company in writing. The Margin will be adjusted to the percentage rate per annum specified in column 2 of the table below and set out opposite the relevant Lowest Rating specified in column 1.

Column 1 Lowest Rating	Column 2 Margin (per cent. per annum)
BBB - /Baa3 or higher	1.00
BB+/Ba1	1.75
BB/Ba2	2.25
BB-/Ba3	2.75
B+/B1 or lower	3.50

(b)	At any time when no corporate credit rating is assigned to the Company by S&P or senior implied rating assigned by Moody’s (or, at any time when the Company has no secured debt and as a result either of those ratings would not be determinable or available, when no senior unsecured credit rating is assigned by either one of those ratings agencies) or another ratings agency approved as an alternative by the Facility Agent and the Company in writing, the Margin will be 3.50 per cent. per annum.

(c)	Any adjustment to the Margin in accordance with paragraphs (a) or (b) above will apply to the Term of a Revolving Credit Loan which starts on or after:

(i)	the date of publication of any relevant change to the Lowest Rating; or

(ii)	the date on which no long term credit rating referred to above is assigned to the Company by S&P or Moody’s or by any alternative ratings agency approved in accordance with this Agreement.

(d)	Promptly after it becomes aware of it, the Company shall inform the Facility Agent in writing of any change in the Lowest Rating or if the circumstances contemplated by paragraph (b) arise.

(e)	Notwithstanding any other provision of this Subclause, for the period from the Equity Proceeds Date until the date falling six months thereafter, the Margin for any Revolving Credit Loan shall not be lower than 2.75 per cent. per annum.

12.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that current Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

12.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

13.	TERMS

13.1	Selection – Revolving Credit Loans

(a)	Each Revolving Credit Loan has one Term only.

(b)	A Borrower must select the Term for a Revolving Credit Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Revolving Credit Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

13.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

13.3	Notification

The Facility Agent must notify the relevant Borrower and the Lenders of the duration of each Term promptly after ascertaining its duration.

14.	MARKET DISRUPTION

14.1	Failure of a Reference Bank to supply a rate

If LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable LIBOR or EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

14.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 35 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR or EURIBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

14.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders and the Company, binding on all the Parties.

15.	TAXES

15.1	General

In this Clause Tax Benefit means any refund or elimination of, or credit against, any Tax or any relief or remission for Tax (or its repayment).

15.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law. A Dutch Obligor will not be required to increase the amount of any payment if and to the extent that such Tax Deduction could have been avoided by the Lender by the timely filing of a statement of residence or similar statement with the relevant tax authorities.

(b)	If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Subject to Subclause 15.7 (U.S. Tax forms) and Subclause 17.1(a) (Mitigation), if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

15.3	Tax indemnity

(a)	Except as provided below, each Obligor must indemnify a Finance Party against any loss or liability which that Finance Party determines has been suffered by that Finance Party or any of its Affiliates (for which, and to the extent that, that Obligor has not made a payment to that Finance Party pursuant to Subclause 15.2(c) (Tax gross-up)) for or on account of any Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) from that Obligor under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is a franchise tax or is imposed on or calculated by reference to the net income or net profits of that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

15.4	Tax Benefits

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a) a Tax Benefit is attributable to that Tax Payment; and

(b) it has used that Tax Benefit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been in if the Tax Payment had not been required to be made by the Obligor.

15.5	Stamp taxes

Each Obligor must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document to which that Obligor is a party, except for any such Tax payable in connection with the entry into a Transfer Certificate.

15.6	Value added taxes

(a)	Any amount (including costs and expenses) payable under a Finance Document, to which an Obligor is a party, by that Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	The obligation of any Obligor under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

15.7	U.S. Tax forms

(a)	In this Subclause, U.S. person has the meaning given to it in Section 7701(a)(30) of the United States Internal Revenue Code of 1986.

(b)

Except as provided below, each Lender which is not a U.S. person must supply to the Facility Agent on or prior to the first date for the payment of interest by the U.S. Borrower under this Agreement (or, in the case of a New Lender, on or prior to the first date for the payment of interest by the U.S. Borrower after such New Lender becomes a New Lender) two duly executed, accurate and complete U.S. Internal Revenue Service Forms W-8-BEN (with respect to the benefits of an income tax treaty) or W-8ECI (as appropriate) to enable each U.S. Obligor to make payments to that Lender under the Finance Documents without any deduction or withholding in respect of any Tax in the United States of America. In addition, each Lender which is not a U.S. person agrees that from time to time, when a lapse in time or change in circumstances has rendered or will render the previous certification obsolete or inaccurate in any material respect, or upon reasonable request from the Company (through the Facility Agent) to that effect, it will deliver to the Facility Agent two new duly executed, accurate and complete U.S. Internal Revenue Service Forms W-8BEN (with respect to the benefits of any income tax treaty) or W-8ECI (as appropriate) and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement, or it shall promptly notify the Facility Agent of its inability to deliver any such Form, in which case such Lender shall not be required to deliver any such Form pursuant to this Paragraph.

As promptly as practicable following receipt of any Forms from a Lender pursuant to this paragraph (b), the Facility Agent shall deliver one of such Forms to the U.S. Borrower.

(c)	A Lender must comply with its obligations under paragraph (b) above as soon as practicable after the date it becomes a Party or (if later) the date the U.S. Obligor becomes a Party.

(d)	A Lender is not obliged to supply any form under paragraph (b) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.

(e)	A U.S. Obligor is not obliged to pay any amount to a Lender pursuant to Subclause 15.2 (Tax gross-up) or Subclause 15.3 (Tax indemnity) to the extent that such amount would not have been payable if that Lender had complied with its obligations under this Subclause.

16.	INCREASED COSTS

16.1	Increased Costs

Except as provided below in this Clause, each Borrower must, in respect of the borrowings made by it, pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation,

made after the date of this Agreement.

16.2	Exceptions

No Borrower need make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a tax on the overall net income of a Finance Party or any of its Affiliates; or

(c)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

16.3	Claims

A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount and basis of calculation of, the claim.

17.	MITIGATION

17.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of any relevant central bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Borrower under the Finance Documents.

(c)	Each Borrower must, in respect of the borrowings made by it, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

18.	PAYMENTS

18.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

18.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

18.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of Euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

18.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in Euros.

18.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

18.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.
(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

18.7	Partial payments

(a)	Subject to Subclause 7.3 (Partial payments) in respect of the Swingline Facility, if any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

18.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

19.	GUARANTEE AND INDEMNITY

19.1	Guarantee and indemnity

(a)	Each Dutch Guarantor, jointly and severally and irrevocably and unconditionally:

(i)	guarantees to each Finance Party punctual performance by each Borrower (or, in the case of any Dutch AH Guarantor, the Dutch Borrower only) of all its payment obligations under the Finance Documents;

(ii)	undertakes with each Finance Party that, whenever a Borrower (or, in the case of any Dutch AH Guarantor, the Dutch Borrower only) does not pay any amount when due under any Finance Document, it must immediately on demand by the Facility Agent (or a Lender through the Facility Agent) pay that amount as if it were the principal obligor; and

(iii)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation of a Borrower (or, in the case of a Dutch AH Guarantor, the Dutch Borrower only) is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

(b)	Each Guarantor that is a U.S. Obligor jointly and severally and irrevocably and unconditionally agrees to guaranty, pursuant to the U.S. Guarantee, its Guaranteed Obligations (as defined in the U.S. Guarantee).

(c)	For purposes of Subclauses 19.2 to 19.9 (inclusive) the term “Guarantor” does not include any Guarantor that is a U.S. Obligor.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by each relevant Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or any similar event, the liability of each Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

19.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

19.7	Non-competition

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, and unless the Facility Agent otherwise directs, no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(a)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(b)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(c)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(d)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

19.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

19.9	Limitations

Notwithstanding the other provisions of this Clause 19, no Guarantor which is a Dutch Obligor shall be liable under any guarantee given under this Clause 19 to the extent that, if it were so liable, its entry into that guarantee and the performance of its obligations thereunder would violate section 2:98c or 2:207c of the Dutch Civil Code.

20.	REPRESENTATIONS

20.1	Representations

The representations set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party, in each case with respect to itself, and:

(a)	where a representation relates to a Subsidiary of a Borrower which is not an Obligor, the relevant Borrower will make the representation in respect of that Subsidiary; and

(b)	where a representation relates to a member of the Group which is not an Obligor or a member of a Borrower Group, the Company will make the representation in respect of that member of the Group.

20.2	Status

(a)	It is a limited liability company (or, in the case of a U.S. Obligor, corporation), duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

20.4	Legal validity

Subject to any general principles of law limiting its obligations and referred to in the Legal Opinions, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation and is admissible in evidence in its jurisdiction of incorporation.

20.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets.

20.6	No default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

(b)	No other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

20.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect (or will be, when required).

20.8	Financial statements

Its audited financial statements most recently delivered to the Facility Agent (which, in the case of the Company, the U.S. Borrower or the Dutch Borrower at the date of this Agreement, are the relevant Original Financial Statements):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	give a true and fair view of its financial condition (consolidated, if applicable) as at the date to which they were drawn up.

20.9	No material adverse change

As at the date of this Agreement and the date of the first Request delivered under this Agreement, there has been no material adverse change in the consolidated (or in the case of the Dutch Borrower, unconsolidated) financial condition of the Company, the U.S. Borrower or the Dutch Borrower, as the case may be, since the date to which the relevant Original Financial Statements were drawn up, except as disclosed to the contrary in the Company 20-F in the consolidated financial statements of the Company for its financial half year ending on 7th July, 2003, and in the press release of the Company dated 26th November, 2003 regarding the results of the first three quarters of 2003, which includes the unaudited interim financial information of the Company for the first three quarters ended 5th October, 2002.

20.10	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or formally threatened, which are reasonably likely to be adversely determined and, if so determined, are reasonably likely to have a Material Adverse Effect, except as disclosed to the contrary in the Company 20-F and in the Form 6-K of the Company dated 3rd December, 2003 furnished to the Securities and Exchange Commission.

20.11	Information

(a)	All factual written information (other than the budgets, forecasts and financial projections and the Information Memorandum described in Subclause 20.12 (Information Memorandum)) supplied by the Company to any Finance Party in connection with the Finance Documents was true and accurate (or, in the case of information provided by any other person, was true and accurate to the best of its knowledge and belief) in all material respects as at its date, unless subsequently updated in writing.

(b)	The budgets, forecasts and financial projections supplied by the Company to any Finance Party in connection with the Finance Documents have been prepared on the basis of assumptions and recent historical information which are as a whole believed by the Company to be reasonable as at the date they were supplied.

(c)	The factual written information and budgets, forecasts and financial projections supplied by the Company in connection with the Finance Documents did not omit, as at their date, any information which, if disclosed, would make them untrue or misleading in any respect which might reasonably be considered to be materially adverse to the interests of the Finance Parties.

(d)	As at the date of this Agreement and the date of the first Request delivered under this Agreement, nothing has occurred since the date of that factual written information or those budgets, forecasts and financial projections which, if disclosed, would make them untrue or misleading in any respect which might reasonably be considered to be materially adverse to the interests of the Finance Parties.

20.12	Information Memorandum

(a)	In this Subclause, Information Memorandum means the information memorandum to be prepared on behalf of, and approved by, the Company in connection with this Agreement.

(b)	As at the date of this Agreement, the date of the first Request delivered under this Agreement and the Syndication Date, in the case of the Company only:

(i)	the factual information contained in the Information Memorandum was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(ii)	the financial projections contained in the Information Memorandum have been prepared as at its date, on the basis of recent historical information and assumptions believed by the Company to be reasonable;

(iii)	each expression of opinion or intention on the part of the Company which is contained in the Information Memorandum was made after careful consideration and enquiry and is believed by the Company to be reasonable as at the date at which it is stated to be given;

(iv)	the Information Memorandum did not omit as at its date any information which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect which might reasonably be considered to be materially adverse to the interests of the Finance Parties; and

(v)

nothing has occurred since the date of the Information Memorandum which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect which might reasonably be considered to be materially adverse to the interests of the Finance Parties, except as disclosed to the contrary in the press release of the Company dated 26th November, 2003 regarding the results of the first three quarters of 2003, which includes the unaudited interim financial information of the Company for the first three quarters ended 5th October, 2002 and in the Form 6-K of the Company dated 3rd December, 2003 furnished to the Securities and Exchange Commission.

20.13	Structure

In the case of the Company only and as at the date of delivery of the Structure Chart to the Arrangers, the Structure Chart:

(a)	accurately reflects the ownership of all Obligors; and

(b)	accurately reflects the ownership of all other members of the Dutch and U.S. parts of the Group in all material respects.

20.14	Pari passu ranking

As at the date of this Agreement and the date of the first Request delivered under this Agreement, its payment obligations under the Finance Documents rank (to the extent that they are not secured under the Security Documents) at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law.

20.15	Taxes on payments

As at the date of this Agreement, if each Lender complies with any relevant provisions of Subclause 15.7 (U.S. Tax forms) or Subclause 15.2(a) (Tax gross-up), and subject to any qualifications contained in the Legal Opinions, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

20.16	Stamp duties

As at the date of this Agreement and subject to any qualifications contained in the Legal Opinions, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

20.17	Immunity

(a)	The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

(b)	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

20.18	No adverse consequences

As at the date of this Agreement and the date of the first Request delivered under this Agreement:

(a)	it is not necessary under the laws of its jurisdiction of incorporation:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason only of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b)	no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

20.19	Financial Indebtedness and Security Interests

As at the date of this Agreement and the date of the first Request delivered under this Agreement:

(a)	no member of the Group has any Financial Indebtedness outstanding other than to the extent permitted by the terms of this Agreement; and

(b)	no Security Interest exists over the whole or any part of the respective present or future assets of any member of the Group except for those permitted under Subclause 23.5 (Negative pledge).

20.20	No winding-up

As at the date of this Agreement and the date of the first Request delivered under this Agreement:

(a)	no Material Group Member has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any such Material Group Member for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer in respect of a Material Group Member or of any or all of its assets or revenues; and

(b)	it and each of its Subsidiaries which is a Material Group Member is able to pay its debts as and when they fall due.

20.21	Jurisdiction/governing law

As at the date of this Agreement and the date of the first Request delivered under this Agreement, subject to any qualifications as to matters of law contained in the Legal Opinions:

(a)	its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and New York;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England or in New York will be recognised and be enforceable by the courts of its jurisdiction of incorporation and, in the case of New York, subject to Dutch laws, if applicable.

20.22	United States laws

(a)	In this Subclause:

holding company, affiliate and subsidiary company have the meanings given to them in the United States Public Utility Holding Company Act of 1935, as amended.

investment company and controlled have the meanings given to them in the United States Investment Company Act 1940, as amended.

public utility has the meaning given to it in the United States Federal Power Act of 1920, as amended.

(b)	It is not:

(i)	a holding company, an affiliate of a holding company or a subsidiary company of a holding company, or subject to regulation, under the United States Public Utility Holding Company Act of 1935, as amended;

(ii)	a public utility, or subject to regulation, under the United States Federal Power Act of 1920, as amended;

(iii)	an investment company or a company controlled by an investment company; or

(iv)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness or pledge assets to secure any indebtedness or guarantee thereof.

(c)	Each Plan of a U.S. Obligor and of each ERISA Affiliate of a U.S. Obligor complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan, and no steps have been taken to terminate any Plan. No U.S. Obligor nor any of its Subsidiaries or ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so.

20.23	Dutch Banking Act

On the date of this Agreement:

(a)	if the Dutch Borrower is a credit institution (kredietinstelling) under the Dutch Banking Act, it is in compliance with the applicable provisions of the Dutch Banking Act and any implementing regulations including, but not limited to, the Dutch Banking Act Exemption Regulation; and

(b)	the Dutch Borrower has verified (whether by virtue of receiving an unqualified written confirmation to that effect from each such Lender or verifying its entry in the online public register of the Dutch Central Bank (De Nederlandsche Bank N.V.) available on the internet website of the Dutch Central Bank) the status of each person which is an Original Lender under this Agreement as a Professional Market Party under the Dutch Banking Act Exemption Regulation.

20.24	Ownership of assets/licences etc.

Each member of the Group has, to the extent material, such good title to or valid leases of, or other appropriate licence, authorisation or consent to use, its assets as is necessary to carry on its business as presently conducted.

20.25	Pension Schemes

(a)	All pension schemes applied within the Group comply in all material respects with all material provisions of applicable law and employ reasonable actuarial assumptions; and

(b)	no member of the Group has any unsatisfied material liability in respect of any pension scheme and there are no circumstances which may give rise to any such material liability.

20.26	Key Intellectual Property

(a)	Each member of the Group owns or has validly licensed to it and has properly registered and taken all other necessary or appropriate action to maintain and protect all material Intellectual Property required for the continued operation of its business and it has not become aware that it has infringed any third party Intellectual Property in any respect which might be reasonably likely to have a Material Adverse Effect.

(b)	Albert Heijn B.V. owns and has properly registered and taken all other prudent action reasonably necessary or appropriate to maintain and protect all Intellectual Property in the name Albert Heijn and its logo (together with any other related brand names or identities) and no other member of the Group has any interest (other than by way of license or sublicense pursuant to arrangements disclosed prior to the date of this Agreement) in that name or logo.

(c)	S&S Brands, Inc. (or, in the case of any relevant domain names, the U.S. Borrower) owns and has properly registered and taken all other prudent action reasonably necessary or appropriate to maintain and protect all Intellectual Property in the name Stop and Shop and its logo (together with any other related brand names or identities or other brand names or identities used in connection therewith) and in any relevant domain names, and no other member of the Group has any interest (other than by way of license or sublicense pursuant to arrangements disclosed prior to the date of this Agreement) in that name or logo, or in those domain names.

(d)	Giant Brands, Inc. owns and has properly registered and taken all other prudent action reasonably necessary or appropriate to maintain and protect all Intellectual Property in the names “Giant”, “Super G” and their logos (together with any other related brand names or identities or other brand names or identities used in connection therewith) and in any relevant domain names, and no other member of the Group has any interest (other than by way of license or sublicense pursuant to arrangements disclosed prior to the date of this Agreement) in that name or logo, or in those domain names.

20.27	Environment

(a)	It has obtained all Environmental Approvals required for the carrying on of its business as currently conducted and has at all times complied with:

(i)	the terms and conditions of such Environmental Approvals; and

(ii)	all other applicable Environmental Laws,

where, in each case, if not obtained or complied with, the failure to do so or its consequences would have a Material Adverse Effect. There are to its knowledge no circumstances that may prevent or interfere with such compliance in the future.

(b)	There are no Environmental Claims pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form, the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which, if adversely determined, would have a Material Adverse Effect.

20.28	Security Interests

(a)	As at the date of this Agreement it is not registered with the Registrar of Companies, or has an established place of business, in England and Wales.

(b)	All shares charged, mortgaged or pledged by it pursuant to each relevant Security Document are fully paid and not subject to any option to purchase or similar rights other than those mandatorily prescribed by law. The constitutional documents of any member of the Group whose shares are subject to Security Interests created by the relevant Security Documents do not and could not restrict or inhibit any transfer of such shares on creation or on enforcement of the Security Interests constituted by such Security Documents, other than restrictions specifically referred to in the Security Documents.

20.29	U.S. Document representations

If it is a party to a U.S. Document, each representation and warranty made by it in that U.S. Document is true and correct.

20.30	Times for making representations

(a)	The representations set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

(i)	each Additional Obligor and the Company on the date that Additional Obligor becomes an Obligor; and

(ii)	each Obligor on the date of each Request and the first day of each Term.

(c)	When a representation in paragraph (a) of Subclause 20.6 (No default) is repeated on a Request for a Rollover Loan or the first day of a Term for a Loan (other than the first Term for that Loan), the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

21.	INFORMATION COVENANTS

21.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	its audited consolidated financial statements for each of its financial years;

(ii)	the audited consolidated financial statements of the U.S. Borrower and the audited (unconsolidated) financial statements of the Dutch Borrower for each of their financial years;

(iii)	its consolidated interim financial statements for the first half-year of each of its financial years;

(iv)	the consolidated interim management accounts of the U.S. Borrower and its Subsidiaries and the Albert Heijn Management Unit for the first half-year of each of its financial years;

(v)	its consolidated quarterly financial statements; and

(vi)	the quarterly management accounts of the U.S. Borrower and its Subsidiaries and the Albert Heijn Management Unit.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Company’s and each Borrower’s annual audited financial statements, no later than 150 days after the end of the relevant financial year;

(ii)	in the case of any interim or quarterly financial statements, within 60 days of the end of the relevant financial period; and

(iii)	in the case of any quarterly management accounts, within 45 days (or, in the case of those supplied in respect of the last quarter in any financial year of the Company, 60 days) of the end of the relevant financial period.

21.2	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up. The Company must ensure that the quarterly financial information referred to in Subclause 21.1(a)(v) and (vi) (Financial statements) is provided substantially in the agreed form referred to in paragraph 5(i) of Part 1 of Schedule 2 (Conditions Precedent Documents) or in such other form as the Facility Agent (on the instructions of the Majority Lenders, acting reasonably) and the Company (acting reasonably) may agree.

(b)	The Company must notify the Facility Agent of any material change to the manner in which the financial statements of any Obligor are prepared (including any change in the accounting principles, practices, policies or reference periods applicable to such financial statements).

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a description of any change notified under paragraph (b) above; and

(ii)	a reconciliation statement showing sufficient information:

(A)	to enable the Finance Parties to make a reasonable comparison between the financial position shown by the set of financial statements or management accounts prepared on the changed basis and its most recent such financial statements delivered to the Facility Agent under this Agreement; and

(B)	to test the financial covenants set out in Clause 22 (Financial covenants) as if the new set of financial statements or management accounts had been prepared on the same basis as that used in the Original Financial Statements, provided that the Company shall not at any time be required to prepare more than one set of financial statements with respect to any period for which financial statements or management accounts are required to be delivered hereunder.

(d)	If requested by the Facility Agent, the Company and the Facility Agent must enter into good faith discussions for a period of not more than 30 days with a view to agreeing any amendments reasonably required to be made to this Agreement to place the Finance Parties in materially the same position as they would have been in if the change notified under paragraph (b) above had not happened, with the intention that the level of headroom available in respect of the financial covenants set out in Clause 22 (Financial covenants) should not be altered as a result of such amendments.

(e)	Until an agreement is reached under paragraph (d) above (or otherwise at any time) on the required amendments to this Agreement as a result of a change notified under paragraph (b) above, the Company must ensure that each subsequent set of financial statements or management accounts delivered under this Agreement is accompanied by a reconciliation statement of the type referred to in paragraph (c) above.

21.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements delivered in respect of a period ending on the last day of each of its financial quarters in any year.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Company and, in the case of a Compliance Certificate supplied with its annual audited consolidated financial statements, its auditors.

(c)	If, after the end of a Measurement Period but prior to the delivery of each Compliance Certificate in respect of that Measurement Period, the Company is or becomes aware that any of the financial covenants set out in Clause 22 (Financial covenants) will not be complied with in respect of the Measurement Period to which that Compliance Certificate is to relate, the Company shall immediately notify the Facility Agent in writing to that effect and will provide any relevant information and evidence in relation to such non-compliance reasonably requested by the Facility Agent.

21.4	Liquidity plan

(a)	The Company must, at least one month before the start of the financial year for which such liquidity plan is to apply (with the exception of the liquidity plan for 2004 which is to be delivered as a condition precedent to the utilisation of the Facilities), supply to the Facility Agent its liquidity plan for the next financial year. Each such liquidity plan shall be based on a 13-period year and in the form of the liquidity plan referred to in paragraph 5(l) of Part 1 of Schedule 2 (Conditions Precedent Documents) for the Group and must:

(i)	be accompanied by detailed evidence supporting that plan;

(ii)	be approved by the managing board of the Company; and

(iii)	demonstrate adequate liquidity for the Group for the period from the date of that plan until the date falling 12 months thereafter.

(b)	No less frequently than quarterly, the Company shall provide to the Facility Agent details of the actual liquidity for the Group as at such date, for comparison against the relevant annual liquidity plan for that financial year.

(c)	In addition to the obligations under paragraphs (a) and (b) above, if the Majority Lenders, having received details of actual liquidity, consider that, in any financial year of the Company, there has been a material negative deviation in respect of actual liquidity as compared to the projected liquidity set out in the annual liquidity plan for that financial year delivered under paragraph (a) above, the Company shall:

(i)	within 10 days of any request for such an explanation by the Facility Agent, provide the Facility Agent with a written explanation (in reasonable detail) of the reasons for the deviation; and

(ii)	within 30 days of any request for such an updated liquidity plan by the Facility Agent, provide the Facility Agent with an updated, forward-looking 12-month liquidity plan (as at a date no later than the date of delivery of that updated plan).

21.5	Auditors

If, at any time when an Event of Default has occurred and is continuing, the Facility Agent (or any of the Arrangers) wishes to discuss the financial position of any member of the Group with the auditors, the Facility Agent or the relevant Arranger may notify the Company, stating the questions or issues which it wishes to discuss with the auditors. In this event, the Company must ensure that the auditors are authorised (at the expense of the Company):

(a)	to discuss the financial position of each member of the Group with the Facility Agent (or any of the Arrangers) on request; and

(b)	to disclose to the Facility Agent (or any of the Arrangers) for the Finance Parties any information which is reasonably requested.

21.6	Information - miscellaneous

(a)	The Company must supply to the Facility Agent (in sufficient copies for all the Lenders if the Facility Agent so requests):

(i)	copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched;

(ii)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, formally threatened or pending and which, if adversely determined, are reasonably likely to have a Material Adverse Effect, except to the extent that a disclosure of any such information is restricted by any applicable laws, rules, regulations or stock exchange requirements, including that of the Securities Exchange Commission, or by any duties of confidentiality which arise in the ordinary course of business;

(iii)	except where such list shall not have changed from the previous list supplied, no less frequently than quarterly, a list of the then current Material Subsidiaries; and

(iv)	promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request, except to the extent that a disclosure of any such information is restricted by any applicable laws, rules, regulations or stock exchange requirements, including that of the Securities Exchange Commission, or by any duties of confidentiality which arise in the ordinary course of business.

(b)	The Company must, promptly upon becoming aware of it, notify the Facility Agent of any change in rating, or new rating, applicable to it or any of its Financial Indebtedness and published by a Rating Agency.

21.7	Further information

The Company must promptly supply to the Facility Agent a copy of any filings with or information reported to (or, in the case of a Non-Obligor, material filings with or material information reported to) any regulatory or self-regulatory body or stock exchange to which a member of the Group is required to (or is accustomed to) make filings or to report any information.

21.8	Notification of Default

(a)	Unless the Facility Agent has already been so notified by another Obligor, an Obligor (or the Company on its behalf) must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon that Obligor becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

21.9	Year end

No Obligor may change its financial year end, other than minor adjustments for the purposes of bringing any Obligor’s financial year end in line with that of the Company.

21.10	Use of websites

(a)	The Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website provided that:

(i)	the Company and the Facility Agent shall designate an electronic website for this purpose;

(ii)	the Company and the Facility Agent have confirmed to each other the address of and password for the website; and

(iii)	the information posted shall be in a format agreed between the Company and the Facility Agent.

(b)	The Facility Agent must supply each relevant Lender with the address of and password for the website.

(c)	Notwithstanding the above, if so requested by the Facility Agent, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within ten Business Days of request any other Lender, if that Lender so requests.

(d)	The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

(e)	If the circumstances in sub-paragraphs (d)(i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form.

22.	FINANCIAL COVENANTS

22.1	Definitions

In this Clause:

Consolidated Cash and Cash Equivalents means, at any time:

(a)	cash in bank, cash investments and time deposits with any acceptable bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of the United States of America or the U.K., any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of them having an equivalent credit rating;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America or the U.K., any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by Standard & Poor’s or FitchIBCA or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating; or

(e)	any other instrument, security or investment approved by the Majority Lenders, in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings. An acceptable bank for this purpose is a commercial bank or trust company which has a rating of A or higher by Standard & Poor’s or FitchIBCA or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders.

Consolidated EBITDA means the operating income of the Group for a Measurement Period, as adjusted by (to the extent any of the following items have been taken into account in the determination of operating income):

(a)	adding back (if negative) or deducting (if positive) any exceptional item;

(b)	adding back depreciation, amortisation and impairment of tangible and intangible assets; and

(c)	adding back any loss against or deducting any gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period.

For these purposes, operating income is determined in the Original Financial Statements before taking into account:

(i)	all interest and other financing costs, charges and expenses (whether, in each case, paid, payable or capitalised) and losses or gains on foreign exchange transactions and derivatives;

(ii)	any amount paid or accounted for in respect of taxation;

(iii)	any extraordinary item; and

(iv)	any amount attributable to minority interests and any share in the profits or losses of joint ventures and associates.

Consolidated Total Borrowings means, in respect of the Group, at any time the aggregate of the following:

(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)	the capitalised element of indebtedness under a finance or capital lease;

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(f)	the outstanding principal amount of any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which is treated as a borrowing in accordance with generally accepted accounting principles; and

(i)	the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (a) to (h) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group, except that, if at any time the Company is required (in accordance with the accounting principles applicable to its consolidated financial statements) to account on its consolidated balance sheet for indebtedness of any member of the Group in respect of the USD 850,000,000 asset securitisation programme for U.S. Foodservice, Inc. existing as at the date of this Agreement (or in respect of any replacement thereof, but not in respect of the amount of any increase thereof), the consequential effect of the increase in consolidated indebtedness of the Group shall, for the purposes of this definition, be ignored.

Consolidated Total Net Borrowings means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

Measurement Period means each period of 12 months ending on the last day of a financial quarter of the Company.

22.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Agreement is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount which is utilised for the purposes of determining compliance with the covenants set out in Subclauses 22.3 (Interest cover ratio) and 22.4 (Leverage ratio) for any Measurement Period, and denominated in a currency other than Euro, shall be taken into account on the basis of its Euro equivalent, calculated in accordance with the relevant rates of exchange used by the Company and published in its financial statements for the last financial quarter of that Measurement Period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

22.3	Interest cover ratio

The Company must ensure that the ratio of Consolidated EBITDA to net interest expense for each Measurement Period set out in column 1 below is not less than the ratio set out in column 2 opposite such Measurement Period. For these purposes, net interest expense shall be calculated by deducting interest income from interest expense, as determined by reference to each relevant set of consolidated financial statements of the Company delivered under this Agreement, and by excluding (to the extent accounted for as interest expense of the Group for the financial year of the Company ending in December, 2003 or, as the case may be, in December 2004) the amount of any non-periodic front-end fees payable in respect of bank financings or securitisations.

Column 1	Column 2

Measurement Period ending in quarter	Ratio of Consolidated EBITDA to net interest expense
Q4 2003	2.25
Q1 2004	2.25
Q2 2004	2.25
Q3 2004	3.00
Q4 2004	3.00
Q1 2005	4.00
Q2 2005	4.00
Q3 2005	4.25
Q4 2005	4.25
each financial quarter thereafter	4.50

For the purposes of the above schedule and the schedule in Subclause 22.4 (Leverage ratio), Q1, Q2, Q3, and Q4 represent, respectively, the first, second, third and fourth financial quarters of the Company in the relevant year.

22.4	Leverage ratio

The Company must ensure that the ratio of Consolidated Total Net Borrowings to Consolidated EBITDA does not, at the end of each Measurement Period set out in column 1 below, exceed the ratio set out in column 2 below, opposite that Measurement Period.

Column 1	Column 2

Measurement Period ending in quarter	Ratio of Consolidated Total Net Borrowings to Consolidated EBITDA
Q4 2003	4.00
Q1 2004	4.00
Q2 2004	4.00
Q3 2004	3.625
Q4 2004	3.625
Q1 2005	3.25

Column 1	Column 2

Measurement Period ending in quarter	Ratio of Consolidated Total Net Borrowings to Consolidated EBITDA
Q2 2005	3.25
Q3 2005	3.00
Q4 2005	3.00
each financial quarter thereafter	2.75

23.	GENERAL COVENANTS

23.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.

23.2	Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

23.3	Compliance with laws

Each member of the Group must comply in all material respects with all laws to which it is subject.

23.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents (to the extent that they are not secured pursuant to the Security Documents) rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law.

23.5	Negative pledge

(a)	Except as provided in paragraph (b) below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest constituted by the Security Documents or, prior to the date on which the Existing Credit Facility is repaid and cancelled in full, in respect of the Existing Credit Facility;

(ii)	any Security Interests arising in the ordinary course of business as a result of netting or set-off arrangements in connection with the Group’s cash management arrangements in respect of Financial Indebtedness permitted by this Agreement;

(iii)	any Security Interest existing at the date of this Agreement (other than those referred to in any other subparagraph of this paragraph (b)) provided that:

(A)	the principal amount secured by all those Security Interests does not exceed EUR 75,000,000 in aggregate; and

(B)	the principal amount secured by any of those Security Interests is not increased after the date of this Agreement;

(iv)	any Security Interest over cash by way of cash collateral in place prior to the date of this Agreement, in an amount of up to USD 100,000,000, given to Travelers Casualty and Surety Company of America in respect of obligations relating to workers compensation of members of the Group incorporated in the U.S.;

(v)	any Security Interest arising by operation of law and in the ordinary course of business of the relevant member of the Group;

(vi)	any Security Interest arising in respect of title retention arrangements arising in the ordinary course of trade of the relevant member of the Group as carried on by it as at the date of this Agreement (or if later, the date on which it became a member of the Group);

(vii)	any Security Interest which secures Financial Indebtedness existing in respect of any property or assets of any company where such company’s assets and property are acquired (and not the shares thereof) by a member of the Group (other than a member of the Borrower Groups) pursuant to an acquisition which is permitted by this Agreement, but only to the extent that:

(A)	the Security Interest was not created in contemplation of the acquisition of such property and assets; and

(B)	the Financial Indebtedness secured thereby is Financial Indebtedness of, or is assumed by, the relevant acquiring member of the Group;

(viii)	any Security Interest which exists over any asset of a company which becomes a member of the Group (other than a member of the Borrower Groups) after the date of this Agreement pursuant to an acquisition which is permitted by this Agreement, but only to the extent that:

(A)	the Security Interest was not created in contemplation of the acquisition of such company; and

(B)	the Financial Indebtedness so secured has not increased in contemplation of or since the acquisition of that company;

(ix)	any Security Interest over goods and documents of title created or arising in the ordinary course of trading or rights of set-off arising in the ordinary course of trade with suppliers of goods to a member of the Group;

(x)	any Security Interest permitted by the provisions of paragraph (d) below in respect of a transaction referred to in paragraph (c) below;

(xi)	any Security Interest granted by any member of the Group which arises pursuant to:

(A)	the provisions included in the general conditions of any bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond); or

(B)	any similar provision in any general banking conditions applicable to other jurisdiction,

provided that where any such provisions allow for rights of set-off and/or security rights in relation to a member of a Borrower Group, the relevant account bank to which such rights apply has confirmed to (or for the benefit of) the Finance Parties that those rights will not be enforced as against that member of that Borrower Group while any amount is or is capable of being outstanding under the Facilities, except to the extent that the exercise of any such set-off rights would otherwise be permitted by virtue of sub-paragraphs (b)(ii) above; or

(xii)	any other Security Interest given by a member of the Group (other than a member of a Borrower Group) where:

(A)	the asset(s) the subject of the Security Interest has not at any time been secured pursuant to the Security Documents and are not the shares in (or any interest in the intellectual property of) the Dutch Borrower; and

(B)	the aggregate book value of all assets the subject of such Security Interests does not exceed EUR 100,000,000,

provided that, in relation to any Security Interest created or permitted to subsist by a member of the Group after the date of this Agreement where the Financial Indebtedness secured by that Security Interest exceeds EUR 25,000,000 or its equivalent (or which, when aggregated with the Financial Indebtedness secured by all other such Security Interests, exceeds EUR 50,000,000 or its equivalent), the Company can provide a legal opinion in a form and substance, and from counsel, satisfactory to the Facility Agent (or other supporting evidence satisfactory to the Facility Agent) demonstrating that the amount of Financial Indebtedness to be secured by that Security Interest would not exceed the amount available at that time to be so secured as a result of any negative pledge or other restriction binding on any relevant member of the Group.

(c)	Except as provided in paragraph (d) below, no member of a Borrower Group may:

(i)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms,

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraph (c) does not apply to:

(i)	transactions relating to properties or assets acquired by the relevant member of that Borrower Group after the date of this Agreement; or

(ii)	transactions relating to properties or assets owned by the relevant member of that Borrower Group at the date of this Agreement, but only if the Company demonstrates to the satisfaction of the Facility Agent (acting on behalf of the Majority Lenders) that:

(A)	the proceeds of the sale of each relevant property or asset are either retained by the relevant member of that Borrower Group on deposit or have been applied in or towards reinvestment by that member of that Borrower Group in properties or assets on arm’s length terms;

(B)	in the case of a transaction involving the Dutch Borrower or any of its Subsidiaries, after giving effect to that transaction, the Dutch Borrower and its Subsidiaries together maintain ownership of fixed assets to an aggregate book value of at least EUR 500,000,000; and

(C)	in the case of a transaction involving the U.S. Borrower or any of its Subsidiaries, after giving effect to that transaction, the U.S. Borrower and its Subsidiaries together maintain ownership of company-owned tangible fixed assets (i.e. excluding the value of assets the subject of capital leases) with an aggregate book value of at least USD 2,250,000,000.

23.6	Financial Indebtedness

(a)	Except as provided below, no member of a Borrower Group may incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents or, prior to the date on which the Existing Credit Facility is repaid and cancelled in full, in respect of the Existing Credit Facility;

(ii)	any derivative transaction protecting against fluctuations in any rate, price, currency or commodity pricing entered into in the ordinary course of business (and not for speculative purposes);

(iii)	any Financial Indebtedness incurred in respect of a Permitted Third Party LC;

(iv)	any Financial Indebtedness incurred by a member of the Borrower Group to replace or renew on substantially similar terms (but without increasing the aggregate principal amount outstanding or available thereunder at the time of replacement or renewal and excluding any Financial Indebtedness redeemed or repaid directly or indirectly from the making of a Credit) facilities existing prior to the date of this Agreement which fall due for final repayment prior to the Final Maturity Date;

(v)	any Financial Indebtedness owed by any member of a Borrower Group to any other member of the Group, provided that all claims of that other member of the Group against the relevant member of that Borrower Group have (A) been subordinated to the satisfaction of the Facility Agent (under a Subordination Agreement or otherwise) and (B) in the case of Financial Indebtedness owed by the U.S. Borrower or its Subsidiaries, been secured pursuant to the U.S. Security and Pledge Agreement;

(vi)	any Financial Indebtedness owed by any member of a Borrower Group under finance or capital leases, but only if:

(A)	in the case of any such Financial Indebtedness owed by the Dutch Borrower and/or its Subsidiaries, the amount of that Financial Indebtedness, when aggregated with the amount of Financial Indebtedness owed in respect of all other such finance or capital leases entered into by the Dutch Borrower and its Subsidiaries, does not at any time exceed EUR 25,000,000 (or its equivalent in other currencies);

(B)	in the case of any such Financial Indebtedness owed by the U.S. Borrower and/or its Subsidiaries, the amount of that Financial Indebtedness, when aggregated with the amount of Financial Indebtedness owed in respect of all other such finance or capital leases entered into by the U.S Borrower and its Subsidiaries in the same financial year of the Company (starting with the financial year 2004), does not exceed the annual threshold (as defined below) for that financial year; and

(C)	in the case of any such Financial Indebtedness owed by the U.S. Borrower and/or its Subsidiaries, the amount of that Financial Indebtedness, when aggregated with the amount of Financial Indebtedness owed in respect of all other such finance or capital leases entered into by the U.S Borrower and its Subsidiaries, does not at any time exceed USD 1,250,000,000 (or its equivalent in other currencies).

For the purposes of subparagraph (B) above, the annual threshold is:

I.	for the financial year ending in December 2004, USD 500,000,000 (or its equivalent in other currencies); and

II.	for each subsequent financial year, the aggregate of (x) USD 450,000,000 (or its equivalent in other currencies) and (y) the amount by which USD 450,000,000 (or, in the case of the annual threshold for the financial year ending in December 2005, USD 500,000,000) exceeds the Dollar amount of such Financial Indebtedness incurred by the U.S Borrower and its Subsidiaries (as demonstrated to the satisfaction of the Facility Agent by the Company) during the previous financial year of the Company;

(vii)	the provision by the Dutch Borrower of a guarantee not exceeding in aggregate EUR 80,000,000 in favour of the AH Vaste Klanten Fonds in connection with the outstanding payment obligations of the Company;

(viii)	any Financial Indebtedness permitted by paragraph (d) of Subclause 23.5 (Negative Pledge); and

(ix)	any other Financial Indebtedness not falling within paragraphs (i) to (viii) above provided that the aggregate amount thereof does not at any time exceed EUR 200,000,000 (or its equivalent in other currencies).

(c)	No member of the Group may (and, for the avoidance of doubt, even if under the other provisions of this Agreement, it would be permitted to incur or permit to subsist such Financial Indebtedness, no member of any Borrower Group may):

(i)	incur Financial Indebtedness from sources external to the Group which has a maturity prior to the Final Maturity Date, other than where such Financial Indebtedness is incurred for working capital purposes only; or

(ii)	(as a result of the Financial Indebtedness in respect thereof being required, in accordance with the accounting principles applicable to the Group’s consolidated financial statements, to be accounted for on the consolidated balance sheet of the Group) incur or permit to subsist Financial Indebtedness in respect of the asset securitisation programme of U.S. Foodservice, Inc., existing as at the date of this Agreement (or any replacement or increase in respect thereof) unless the aggregate amount of such Financial Indebtedness does not exceed USD 1,000,000,000.

23.7	Payment of trade suppliers

Each member of a Borrower Group shall procure that, on a rolling four quarter average basis (as evidenced by quarterly financial information provided by the Company under this Agreement), payment obligations of the members of the Borrower Groups to trade suppliers are settled in full in cash no later than 45 days after the date of the relevant invoice/delivery of the relevant goods to the relevant member of that Borrower Group.

23.8	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Company, the Group or a Borrower Group from that carried on at the date of this Agreement, provided that this provision shall not restrict any member of the Group from engaging in any ancillary or related business.

23.9	Mergers

Other than as permitted under Subclause 23.11 (Disposals), no Obligor may enter into any amalgamation, demerger, merger or reconstruction other than with the prior consent of the Majority Lenders.

23.10	Acquisitions

(a)	Except as provided below, no member of the Group may make any acquisition or investment.

(b)	Paragraph (a) does not apply to:

(i)	acquisitions or investments made in the ordinary course of trade on arm’s length terms;

(ii)	acquisitions or investments by way of Capital Expenditure of the Group which is permitted under this Agreement;

(iii)	any acquisitions made by an Obligor in relation to a disposal made in accordance with subparagraph (b)(iv) of Subclause 23.11 (Disposals);

(iv)	any acquisitions made by way of reinvestment in replacement assets of the relevant member of the Group from the proceeds of any disposals, to the extent permitted by the terms of this Agreement;

(v)	an acquisition made in connection with the transfer of an interest in, or assets owned by, Ahold Real Estate Company, Ahold Real Properties LLC or any of their respective Subsidiaries, provided that the member of the Group to whom such interests or assets are transferred does not make a cash payment in respect of, or suffer a reduction in its net assets as a result of, the transfer; or

(vi)	any acquisition required to be made as a result of the exercise of an Option.

23.11	Disposals

(a)	Except as provided in paragraph (b) below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its assets.

(b)	Subject to paragraph (c) below, paragraph (a) above does not apply to any disposal of assets made (with the exception of an operating lease referred to in subparagraph (ix) below) on arm’s length terms:

(i)	by a member of the Group in its ordinary course of business;

(ii)	of obsolete or surplus assets not required for the efficient operation of the business of the Group;

(iii)	by a member of the Group (other than a member of a Borrower Group) pursuant to a transaction permitted under subparagraph (b)(v) of Subclause 23.10 (Acquisitions);

(iv)	of assets by an Obligor which is not a member of a Borrower Group to another Obligor;

(v)	which is required to be made as a result of the exercise of an Option;

(vi)	permitted by the provisions of paragraph (d) of Subclause 23.5 (Negative Pledge);

(vii)	in exchange for or to be replaced by other assets which are comparable or superior as to type, value and quality;

(viii)	by any member of the Group (other than a member of a Borrower Group or a Giant Landover Key Entity), provided that such assets are not any of the shares in any Obligor or the subject of Security Interests which have at any time been created under a Security Document;

(ix)	operating leases granted by a member of the Group (other than a member of a Borrower Group), in respect of assets owned by that member of the Group, to another member of the Group (other than a member of the Borrower Group) as part of a solvent restructuring of either of those members of the Group; or

(x)	by a member of a Borrower Group or a Giant Landover Key Entity but only if:

(A)	the Company demonstrates to the satisfaction of the Facility Agent (acting on behalf of the Majority Lenders) that the proceeds of disposal of each relevant asset have either been retained by the relevant member of that Borrower Group or that Giant Landover Key Entity on deposit or have been applied in or towards reinvestment by that member of that Borrower Group or that Giant Landover Key Entity in assets on arm’s length terms; and

(B)	the disposal would not otherwise be prohibited under the Finance Documents.

(c)	Notwithstanding the ability of any member of the Group to make a disposal which is otherwise permitted under paragraph (b) above, no member of the Group may, without the prior consent of the Majority Lenders, make a disposal of any assets or shares as a result of which either:

(i)	the aggregate book value of all the tangible fixed assets (including the value of assets the subject of financial or capital leases) directly or indirectly owned by a Borrower and which are or have been subject to such a disposal after the date of this Agreement exceeds, as at the date of the relevant disposal, the amount equal to 20 per cent. of the book value of all such assets directly or indirectly owned by that Borrower, as set out in the audited financial statements of the Company most recently delivered under this Agreement; or

(ii)	the aggregate gross proceeds of all such disposals made by members of the Group (other than in respect of assets of, or companies within, the Borrower Groups) after the date of this Agreement exceeds EUR 3,300,000,000 (or its equivalent in other currencies).

23.12	Environmental matters

(a)	Each member of the Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so is reasonably likely to have a Material Adverse Effect.

(b)	Each Obligor must, promptly upon becoming aware of it, notify the Facility Agent of:

(i)	any Environmental Claim which is current, or to its knowledge, which is pending or formally threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which, if substantiated, is reasonably likely to have a Material Adverse Effect.

23.13	Loans out

(a)	Except as provided in paragraph (b) below, no member of a Borrower Group may be the creditor in respect of any Financial Indebtedness or of any trade credit extended to any of its customers.

(b)	Paragraph (a) does not apply to:

(i)	trade credit extended by any member of a Borrower Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	loans made to any entity which constitute progress payments in connection with the development of real estate, provided that (A) the U.S. Borrower is either a shareholder in the relevant entity or receives collateral securing such loan and (B) the maximum aggregate amount which may be outstanding at any time in respect of all such loans does not exceed USD 50,000,000 (or its equivalent in other currencies);

(iii)	Financial Indebtedness provided by a Subsidiary of a Borrower to that Borrower and which is otherwise permitted under this Agreement;

(iv)	(to the extent not otherwise prohibited under this Agreement) any Financial Indebtedness provided by a Borrower to another member of the Group for working capital or general corporate purposes if no Default is outstanding at the time the relevant Financial Indebtedness is incurred.

(c)	Any loan made between members of the Group must be on terms that:

(i)	where the creditor in respect of that loan is the Dutch Borrower and the loan is made from the proceeds of a Loan drawn under this Agreement, the making of the Loan to the other member of the Group by the Dutch Borrower is within the corporate interests of the Dutch Borrower;

(ii)	the creditor of such Financial Indebtedness (if it is the U.S. Borrower) shall grant security over its rights in respect of such Financial Indebtedness in favour of the Lenders on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) and in accordance with Subclause 23.18 (Security Documents);

(iii)	(if the debtor is a member of a Borrower Group) the creditor and the debtor of such Financial Indebtedness shall each be party to a Subordination Agreement as Intercompany Creditor and Intercompany Debtor respectively); and

(iv)	the creditor in respect of any such loan may not take any action to cause that loan (or any related interest, fees or other amounts) to become due or to be paid:

(A)	in breach of the terms of a Subordination Agreement; or

(B)	if not already prohibited by paragraph (A), unless the other member of the Group has sufficient readily available cash to pay the sum which is due or demanded.

23.14	Capital expenditure

(a)	The Company shall ensure that the aggregate amount of Capital Expenditure of the Group in any financial year of the Company does not exceed 115 per cent. of the aggregate of:

(i)	the Company’s Capital Expenditure budget for that financial year as set out in the projections for that financial year delivered to the Facility Agent in the document referred to in paragraph 5(m) of Part 1 of Schedule 2 (Conditions Precedent Documents) and as may be adjusted downwards, in accordance with paragraph (b) below, to reflect the effect of any disposals made on or after 1st January, 2004; and

(ii)	the amount of any such Capital Expenditure budget for the previous financial year (as so adjusted to reflect relevant disposals) which was not spent during that previous financial year.

(b)	The Company shall, together with each Compliance Certificate delivered under this Agreement, confirm to the Facility Agent in writing:

(i)	the aggregate book value of (and net disposal proceeds received in respect of) any companies or assets disposed of to persons outside the Group; and

(ii)	the aggregate book value (and acquisition cost) of any replacement assets in which the proceeds of any such disposal have been reinvested by each relevant member of the Group,

together with, in each case, confirmation of the assets or companies disposed of or acquired.

Following delivery of each such confirmation, the Facility Agent (acting on behalf of the Majority Lenders) and the Company shall (for a period not exceeding 30 days) discuss in good faith and, among other things, by reference to the amount of Capital Expenditure previously budgeted for the assets disposed of in the existing Capital Expenditure budget, appropriate adjustments to the Company’s Capital Expenditure budget for the period up to the

Final Maturity Date in order to reflect the disposals and/or reinvestments referred to above. In the absence of an agreement as to the appropriate adjustments within that 30 day period (any such agreement taking immediate effect), the reasonable and good faith determination of the Facility Agent with regard to those adjustments shall be binding and shall take immediate effect once confirmed to the Company in writing.

(c)	The Company shall procure that the aggregate net amount payable or paid in any financial year of the Company by members of the Group by way of all rental payments on operating leases does not exceed 115 per cent. of the Projected Operating Lease Payments in respect of that financial year of the Company.

For these purposes, the Projected Operating Lease Payments are, for any financial year of the Company, the amount identified for that financial year as projected net operating lease payments in the relevant projections referred to in paragraph 5(m) of Part 1 of Schedule 2 (Conditions Precedent Documents).

23.15	Dividends

No Obligor may, without the consent of the Majority Lenders:

(a)	declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution on or in respect of its shares or share capital (or any class of its share capital), other than the declaration and payment of dividends in respect of preferred shares (including without limitation, cumulative preferred shares and cumulative preferred financing shares) in the capital of the Company; or

(b)	repay or distribute any share premium,

unless the declaration and/or payment is made:

(i)	by an Obligor to another Obligor prior to the occurrence of an Event of Default which is continuing; or

(ii)	for the purposes of enabling a Borrower to make any payments due under the Finance Documents.

23.16	Share Capital

No Obligor or member of the Group whose shares have been secured pursuant to a Security Document may:

(a)	redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so other than:

(i)	the redemption, purchase, defeasance, retirement or repayment of any preferred shares of the Company issued in relation to the Company’s approved protective measures;

(ii)	the purchase of shares in the Company in the market for the purpose of satisfying any share option scheme;

(iii)	the purchase of shares in the U.S. Borrower or U.S. Foodservice Inc., from employees; or

(iv)	the redemption, purchase, defeasance, retirement or repayment of cumulative financing preferred shares in connection with an issue of cumulative or ordinary shares in replacement of those cumulative financing preferred shares; or

(b)	(with the exception of the Company) issue any shares (or any instrument convertible into shares) which by their terms are redeemable or carry any right to a return,

without the consent of the Majority Lenders.

23.17	Insurance

Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

23.18	Security Documents

(a)	Each Obligor shall ensure that the persons identified in section 3 (Security Documents etc.) of Part 1 of Schedule 2 (Conditions precedent documents) will execute and deliver to the Facility Agent the Security Documents identified against their name in that section.

(b)	Each Obligor shall, and shall procure that each other relevant member of the Group which is its Subsidiary shall, at its own expense, execute and do all such assurances, acts and things as the Facility Agent may reasonably require:

(i)	for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by the Security Documents; and

(ii)	if the Security Documents have become enforceable, for facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Facility Agent or in any receiver of all or any part of those assets, and in particular shall execute all transfers, conveyances, assignments and releases of that property whether to the Facility Agent or to its nominees and give all notices, orders and directions which the Facility Agent may reasonably think expedient.

(c)	Each Obligor and each other Party which is a party to a Security Document must ensure that at all times:

(i)	any shares charged, mortgaged or pledged pursuant to the relevant Security Documents are (A) all fully paid and (B) not subject to any option to purchase or similar rights other than as mandatorily prescribed by law;

(ii)	the constitutional documents of any member of the Group the shares of which are then subject to the Security Interest created by the relevant Security Document do not and could not restrict or inhibit any transfer of such shares on creation or on enforcement of the Security Interests constituted by such Security Documents.

(d)	Each Obligor which is a party to a U.S. Document must ensure that at all times it will comply with all covenants set forth therein.

23.19	United States laws

(a)	No Obligor may:

(i)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(ii)	use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock.

(b)	No Obligor may use any part of any Loan to acquire any security in a transaction that is subject to section 13 or 14 of the United States Securities Exchange Act of 1934.

(c)	Each Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(d)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(e)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets.

24.	DEFAULT

24.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

24.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within three Business Days of the due date.

24.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clause 22 (Financial covenants) or Subclauses 23.4 (Pari passu ranking), 23.5 (Negative pledge), 23.6 (Financial Indebtedness), 23.8 (Change of business), 23.9 (Mergers), 23.10 (Acquisitions), 23.11 (Disposals), 23.13 (Loans out), 23.14 (Capital expenditure), 23.15 (Dividends), 23.16 (Share Capital), and 23.18 (Security Documents); or

(b)	an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 30 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the non-compliance.

24.4	Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document (including, without limitation, under Clause 4 (Conditions Precedent)) is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within 30 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the misrepresentation.

24.5	Cross-default

Any of the following occurs in respect of a member of the Group:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness:

(i)	becomes prematurely due and payable;

(ii)	is placed on demand; or

(iii)	is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described); or

(c)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

unless the aggregate amount of Financial Indebtedness falling within paragraphs (a) to (c) above is less than the relevant threshold, provided that no Event of Default will occur under this Subclause 24.5 in respect of any derivative transaction protecting against or benefiting from fluctuations in any rate, price, commodity or currency as a result of an event of default (howsoever described) with respect to the counterparty or a credit support provider for or specified entity of the counterparty, rather than with respect to a member of the Group.

For the purposes of this Subclause, the relevant threshold in respect of any Financial Indebtedness falling within paragraphs (a) to (c) above at any time is:

(i)

in relation to the Financial Indebtedness of a member of a Borrower Group, when aggregated with all other such Financial Indebtedness of members of that Borrower Group, EUR 10,000,000 or its equivalent (provided that no Event of Default will occur as a result of a breach of this relevant threshold unless that breach remains unremedied three Business Days after the date on which any member of that Borrower Group or the Company becomes aware of the breach);

(ii)	in relation to the Financial Indebtedness of an Obligor (other than the Company and any member of the Borrower Groups), when aggregated with all other such Financial Indebtedness of all other such Obligors, EUR 25,000,000 or its equivalent; and

(iii)	in relation to the Financial Indebtedness of any member of the Group, when aggregated with all other such Financial Indebtedness of all other members of the Group (notwithstanding any sub-limit referred to in (i) or (ii) above), EUR 50,000,000 or its equivalent.

24.6	Insolvency

Any of the following occurs in respect of a Material Group Member:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness (other than any bilateral discussions with individual creditors in relation only to the deferral of the date on which payments are due to that creditor); or

(e)	a moratorium is declared in respect of any of its indebtedness.

24.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Group Member:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian,

compulsory manager, receiver, administrative receiver, administrator or similar officer; or

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) does not apply:

(i)	to any petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 30 days; or

(ii)	to any solvent reorganisation or restructuring of any Non-Obligor on terms satisfactory to the Majority Lenders.

24.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member in respect of indebtedness in the aggregate principal amount in excess of EUR 10,000,000, and (other than a Dutch executory attachment) is not discharged within 30 days.

24.9	United States Bankruptcy Laws

(a)	In this Subclause:

U.S. Bankruptcy Law means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

U.S. Material Group Member means any Material Group Member incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

(b)	Any of the following occurs in respect of a U.S. Material Group Member:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

24.10	Cessation of business

A Material Group Member ceases, or threatens to cease, to carry on business except as a result of any disposal allowed under this Agreement.

24.11	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

(b)	Any Finance Document is not effective or is alleged by an Obligor to be ineffective for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.12	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company, other than as a result of a disposal which is permitted under this Agreement.

24.13	Qualification to financial statements

The external auditors of the Company, the U.S. Borrower or the Dutch Borrower make a material qualification to their audit opinion (in relation to the Company or the Dutch Borrower a verklaring, pursuant to section 2:393 paragraph 5 of the Dutch Civil Code) in relation to any audited financial statements of the Company, the U.S. Borrower or the Dutch Borrower required to be delivered pursuant to this Agreement.

24.14	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Majority Lenders, is reasonably likely to have a Material Adverse Effect.

24.15	Events under U.S. Documents

A Security Interest created under any U.S. Security Document ceases to be a perfected first priority security interest over all of the collateral purportedly in pledge thereunder, or any Obligor so alleges.

24.16	Acceleration

(a)	If an Event of Default described in Clause 24.9 (United States Bankruptcy Laws) occurs in relation to any U.S. Borrower, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

(b)	If any Event of Default has occurred and is outstanding, the Facility Agent may, and must if so directed by the Majority Lenders, by notice to the Company:

(i)	if not already cancelled under paragraph (a), cancel the Total Commitments; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(iii)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable.

Any notice given under this Subclause will take effect in accordance with its terms.

25.	SECURITY

25.1	Facility Agent as trustee

Unless expressly provided to the contrary, the Facility Agent holds any security created by a Security Document on trust for the Finance Parties.

25.2	Responsibility

The Facility Agent is not liable or responsible to any other Finance Party for:

(a)	any failure in perfecting or protecting the security created by any Security Document; or

(b)	any other action taken or not taken by it in connection with any Security Document,

unless	directly caused by its gross negligence or wilful misconduct.

25.3	Title

The Facility Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

25.4	Possession of documents

The Facility Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document.

25.5	Investments

Except as otherwise provided in any Security Document, all moneys received by the Facility Agent under a Security Document may be invested in the name of, or under the control of, the Facility Agent in any investments selected by the Facility Agent. Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Facility Agent at any bank or institution (including itself) and upon such terms as it may think fit.

25.6	Approval

Each Finance Party confirms its approval of each Security Document.

25.7	Release of security

(a)	If:

(i)	a Guarantor ceases to be a member of the Group; or

(ii)	a Guarantor is released from all its obligations under the Finance Documents,

in a manner allowed by this Agreement, any security created by that Guarantor over its assets under the Security Documents will (if at that time no Default is, or would as a result of the relevant disposal or release be, outstanding) be released.

(b)	If a disposal of any asset subject to security created by a Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:

(i)	the Lenders agree to the disposal;

(ii)	the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

(iii)	the disposal is being made at the request of the Facility Agent in circumstances where any security created by the Security Documents has become enforceable; or

(iv)	the disposal is being effected by enforcement of a Security Document,

the asset being disposed of will be released from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(c)	If each of the Company’s Relevant Ratings reach and, for a continuous period of six months or longer both remain at least at the Required Rating, then at any time after the expiry of such continuous six month period, the Company may request a release of some or all of the Security created by any Security Document, whereupon the Lenders will, unless such release or termination has occurred automatically, within 5 Business Days of such request (the Security Release Date):

(i)	procure the release of all assets of any member of the Group from any security over them created by a Security Document; and

(ii)	terminate the Subordination Agreements,

unless an Event of Default has occurred and is outstanding on the Security Release Date or a subsequent downgrade referred to in Subclause 25.8 (Reinstatement of security) has occurred prior to the Security Release Date.

(d)	For the purposes of this Clause, a Relevant Rating is:

(i)	the rating assigned to the Company’s long-term senior unsecured debt obligations by S&P, for which the relevant Required Rating is BBB-;

(ii)	the rating assigned to the Company’s long-term senior unsecured debt obligations by Moody’s, for which the relevant Required Rating is Baa3; or

(iii)	in the case of either of the Relevant Ratings and Required Ratings referred to above, an equivalent rating with another rating agency agreed between the Facility Agent and the Company as an alternative.

(e)	If the Facility Agent is satisfied that a release of security is allowed under this Subclause, the Facility Agent must execute (at the request and expense of the relevant Obligor) any document which is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Facility Agent to execute any such document.

25.8	Reinstatement of security

(a)

If, at any time after a Security Release Date has occurred in accordance with paragraph (c) of Subclause 25.7 (Release of security), any of the Relevant Ratings falls below its Required Rating, unless such reinstatement of the security and/or subordination arrangements takes effect automatically, the Company must (or the Company must procure that the relevant members of the Group), as soon as possible (and in any event within 5 Business Days after the Company becoming aware of the relevant ratings downgrade), execute all documents and take all necessary action to create the security over the assets of members of the Group and to execute the Subordination Agreements, in each case, which existed immediately prior to such Security Release Date. This obligation will apply unless, on the date on which such reinstatement is required to take effect, a subsequent change in the Company’s ratings has occurred as a result of which the Relevant Ratings of the Company are the Required Ratings or higher.

(b)	If the Facility Agent, acting reasonably, believes that at the time of the execution of re-instated Security Documents and subordination arrangements referred to in paragraph (a) above, the validity or enforceability of the security rights and/or subordination purported to be effected by the execution of those documents has adversely altered from those circumstances prevailing when those Security Documents and/or subordination arrangements were originally put in place pursuant to this Agreement, the Facility Agent may require the Company to procure (and the Company shall so procure within 30 days of being requested by the Facility Agent to do so) that alternative security rights and/or subordination arrangements are provided by any Material Group Member. However, the recommencing of any statutory periods by reason of any release and retaking of such security shall not of itself be deemed to have adversely affected such circumstances, unless there are reasonable grounds to believe that conditions or circumstances will exist during such period that may cause such security to be validly challenged, set aside or avoided.

(c)	The alternative security rights and/or subordination arrangements referred to in paragraph (b) above are intended, to the extent reasonably practicable, to afford the Finance Parties protection or security which is equivalent in terms of nature and value to those security and subordination arrangements put in place prior to the first Utilisation Date by virtue of the execution of the Security Documents and the Subordination Agreements. In this regard, the Company shall only be required to procure that such alternative security rights and/or subordination arrangements referred to in paragraph (b) above are provided by any Material Group Member which is incorporated under Dutch law:

(i)	to the extent that the security rights and/or subordination arrangements, purported to be effected by the execution of reinstated Security Documents and/or Subordination Agreements whose validity or enforceability has been so adversely altered, relate to the Euro Revolving Credit Facility;

(ii)	for the sole purpose of securing or protecting the payment obligations of the Dutch Borrower under the Finance Documents with respect to the Euro Revolving Credit Facility; and

(iii)	subject to a positive advice from any relevant works council.

In addition, no such member of the Group which is incorporated under Dutch law shall be required to afford, and the Company shall not be required to procure that such member of the Group affords, the Finance Parties such protection or security to the extent that the entry by that member of the Group into such agreement or arrangements and the performance of its obligations thereunder would violate section 2:98c or 2:207c of the Dutch Civil Code.

(d)	Each other Finance Party irrevocably authorises the Facility Agent to execute all documents and take all other action necessary to create new security and execute new Subordination Agreements as may be required under paragraph (a) or (b) above.

25.9	Co-security Agent

(a)	The Facility Agent may appoint a separate security agent or a co-security agent in any jurisdiction:

(i)	if the Facility Agent considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

(ii)	for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

(iii)	for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b)	Any appointment under this Subclause will only be effective if the security agent or co-security agent confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as if it were the Facility Agent.

(c)	The Facility Agent may remove any security agent or co-security agent appointed by it and may appoint a new security agent or co-security agent in its place.

(d)	The Company must pay to the Facility Agent any reasonable remuneration paid by the Facility Agent to any security agent or co-security agent appointed by it, together with any related costs and expenses properly incurred by the security agent or co-security agent.

26.	THE ADMINISTRATIVE PARTIES

26.1	Appointment and duties of the Agents

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Agents to act as its agents under the Finance Documents.

(b)	Each Finance Party irrevocably authorises each Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Agent.

(c)	Each Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

26.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

26.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

26.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

26.5	Reliance

Each Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

26.6	Majority Lenders’ instructions

(a)	Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, each Agent may act as it considers to be in the best interests of all the Lenders. However, the Facility Agent may only approve an alternative ratings agency for the purposes of any provision of this Agreement if it does so on the instructions of the Majority Lenders.

(b)	Each Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agents are not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	Each Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

26.7	Responsibility

(a)	No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

26.8	Exclusion of liability

(a)	No Agent is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Agent) may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

26.9	Default

(a)	No Agent is obliged to monitor or enquire whether a Default has occurred. No Agent is deemed to have knowledge of the occurrence of a Default.

(b)	If an Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

it must promptly notify the Lenders and the other Agent.

26.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, no Agent has a duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as an Agent, the agency division of an Agent is treated as a separate entity from its other divisions and departments. Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)	An Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as an Agent. No Lender may request to see the Appointment Letter or any Fee Letter.

26.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify each Agent for that Lender’s Pro Rata Share of any loss or liability incurred by that Agent in acting as an Agent under the Finance Documents, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	An Agent may deduct from any amount received by it for a Lender any amount due to that Agent from that Lender under a Finance Document but unpaid.

26.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

26.13	Resignation of an Agent

(a)	An Agent may resign and appoint any of its Affiliates as a successor Agent by giving notice to the Lenders and the Company.

(b)	Alternatively, an Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Agent.

(c)	If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the relevant Agent may appoint a successor Agent.

(d)	The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment. Any successor Facility Agent must have an office in the U.K. Any successor Swingline Agent must have an office in New York City.

(e)	The resignation of an Agent and the appointment of any successor Agent will both become effective only when the successor Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Agent will succeed to the position of the Agent and the term Facility Agent or, as the case may be, Swingline Agent, will mean the successor Agent.

(f)	The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was an Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to an Agent, require it to resign under paragraph (b) above.

26.14	Relationship with Lenders

(a)	An Agent may treat each Lender as a Lender entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

26.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity, or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may (except, in respect of the ordinary day-to-day administrative matters carried out prior to the occurrence of a Default, to the extent already covered by any other fees payable by the Company pursuant to the terms of its Fee Letter with the Facility Agent), include the reasonable cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party.

26.16	Swingline Facility

Notwithstanding any other term of this Agreement and without limiting the liability of any Obligor under the Finance Documents, each Swingline Lender must indemnify the Swingline Agent for its Pro Rata Share of any liability or loss incurred by the Swingline Agent or its Affiliate which relates solely to it acting as the Swingline Agent under the Swingline Facility, except to the extent that the liability or loss is caused by the Affiliate’s or the Swingline Agent’s gross negligence or wilful misconduct.

26.17	Notice period

Where this Agreement specifies a minimum period of notice to be given to an Agent, the relevant Agent may, at its discretion, accept a shorter notice period.

27.	EVIDENCE AND CALCULATIONS

27.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

27.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents shall set out the basis of calculation in reasonable detail and will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

27.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

28.	FEES

28.1	Facility Agent’s fee

The Company must pay to each of the Facility Agent and the Swingline Agent, for its own account, an agency fee in the manner agreed in the Fee Letter between the Facility Agent, the Swingline Agent and the Company.

28.2	Issuing Bank fee

The Company must pay to the Issuing Bank, for its own account, a fee in the manner agreed in the Fee Letter between the Issuing Bank and the Company.

28.3	Arrangement fee

The Company must pay to the Arrangers for their own account an arrangement fee in the manner agreed in the Fee Letter between the Arrangers and the Company.

28.4	Commitment fee

(a)	Subject to paragraph (b) below, each Borrower must pay a commitment fee computed at the rate of 40 per cent. of the applicable Margin per annum on the undrawn, uncancelled amount of each Lender’s Commitment available to that Borrower.

(b)	Accrued commitment fee which is to be paid by a Borrower is payable by that Borrower from the date of this Agreement and is payable quarterly in arrears. Accrued commitment fee is also payable by a Borrower (in respect of a Facility made available to it) to the Facility Agent for a Lender on the date any relevant Commitment is cancelled in full.

28.5	Utilisation fee

(a)	Each Borrower must, in accordance with paragraph (b) below, pay to the Facility Agent for each Lender a utilisation fee (in respect of each Facility, other than the LC Facility, made available to that Borrower) computed at the rate of:

(i)	for each day on which the Dollar Drawn Amount of the Loans equals or exceeds the Fee Trigger Amount but is less than the Full Fee Trigger Amount, 0.25 per cent. per annum; and

(ii)	for each day on which the Dollar Drawn Amount of the Loans equals or exceeds the Full Fee Trigger Amount, 0.50 per cent. per annum.

(b)	Utilisation fee is payable in USD by the U.S. Borrower on the amount of each Lender’s participation in the Dollar Loans and by the Dutch Borrower in Euros on the amount of each Lender’s participation in the Euro Loans.

(c)	For the purpose of this Subclause:

the Dollar Committed Amount in respect of the Total Revolving Credit Commitments (without, for the avoidance of doubt, double counting of Swingline Commitments) means the amount (in USD) determined by the Facility Agent at any time as being the aggregate amount of the Total Revolving Credit Commitments as at the date of this Agreement, with the amount of the Total Euro Commitments at that time being converted into USD at the Facility Agent’s spot rate of exchange on the most recent Rate Fixing Day;

the Dollar Drawn Amount in respect of the Loans means the amount determined by the Facility Agent at any time as being aggregate of:

(i)	the principal amount of the Dollar Loans at that time; and

(ii)	the principal amount of the Euro Loans at that time, converted into USD at the Facility Agent’s spot rate of exchange on the most recent Rate Fixing Day;

the Fee Trigger Amount means the amount equal to one-third of the Dollar Committed Amount of the Total Revolving Credit Commitments (without, for the avoidance of doubt, double counting of Swingline Commitments); and

the Full Fee Trigger Amount means the amount equal to two-thirds of the Dollar Committed Amount of the Total Revolving Credit Commitments (without, for the avoidance of doubt, double counting of Swingline Commitments).

(d)	Accrued utilisation fee is payable quarterly in arrear. Accrued utilisation fee is also payable to the Facility Agent for a Lender on the date that its Commitment is cancelled and its share in the Credits prepaid or repaid in full.

29.	INDEMNITIES AND BREAK COSTS

29.1	Currency indemnity

(a)	Each Borrower must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of that Borrower’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

29.2	Other indemnities

(a)	Each Borrower must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by that Borrower to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Credit not being made after a Request has been delivered by that Borrower for that Credit; or

(iv)	a Credit (or part of a Credit) not being prepaid by that Borrower in accordance with a notice of prepayment.

(b)	Each Borrower’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Credit.

(c)	Each Borrower must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

29.3	Further indemnity

Each Borrower shall indemnify and agree to hold harmless each Relevant Person on the terms set out in Schedule 10 (Indemnity). For these purposes, and for the purpose of Schedule 10, a Relevant Person means any Finance Party and any of their respective directors, officers, partners, employees, agents, advisers or Affiliates. The provisions of this Subclause 29.3 shall survive any termination or lapse of this Agreement or repayment or cancellation in full in respect of the Facilities.

29.4	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs in respect of the borrowings made by such Borrower.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest (excluding Margin) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount and basis of calculation of any Break Costs claimed by it under this Subclause.

30.	EXPENSES

30.1	Initial costs

Each Borrower must pay to each Administrative Party the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

30.2	Subsequent costs

Each Borrower must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

30.3	Enforcement costs

Each Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

31.	AMENDMENTS AND WAIVERS

31.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

31.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a release of an Obligor or of any Security Interests other than as permitted in the Finance Documents, or the terms of any guarantee given by a Guarantor in the Finance Documents;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

31.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

31.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

32.	CHANGES TO THE PARTIES

32.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

32.2	Assignments and transfers by Lenders

(a)

A Lender (the Existing Lender) may at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) provided that:

(i)	in respect of a transfer of any rights and obligations in respect of the Euro Revolving Credit Facility if at that time it is a requirement of Dutch law, the New Lender is a Professional Market Party; and

(ii)	in respect of a transfer of rights and obligations in respect of the LC Facility to an entity whose long-term foreign currency rating with either S&P or Moody’s is lower than A-/A3, the Issuing Bank has consented to the transfer.

(b)	If, on the date of an assignment or transfer, it is a requirement of Dutch law that a New Lender to the Dutch Borrower must be a Professional Market Party:

(i)	the Dutch Borrower represents on that date to each Finance Party that it has verified (solely by virtue of the Company receiving an unqualified written confirmation to that effect, as referred to below, from the relevant New Lender (through the Facility Agent)) the status of the New Lender as a Professional Market Party under the Dutch Banking Act Exemption Regulation; and

(ii)	on the date that a New Lender becomes party to this Agreement as a Lender to the Dutch Borrower, that New Lender represents and warrants to the Dutch Borrower that on that date it is a Professional Market Party under the Dutch Banking Act Exemption Regulation.

A New Lender to which this paragraph (b) relates will, prior to the date on which it becomes a New Lender, provide the Company (through the Facility Agent) with an unqualified written confirmation of its status as a Professional Market Party (including, if it is a Verifiable PMP, written evidence as to the basis on which it is a Professional Market Party).

(c)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender and has provided (and the Facility Agent has in turn passed on to the Company) the unqualified written confirmation referred to in paragraph (b) above. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(d)	Unless the Facility Agent otherwise agrees, the New Lender (unless it is an Affiliate of the Existing Lender) must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of EUR 2,000.

(e)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

32.3	Procedure for transfer by way of novations

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate in the form set out in the relevant part of Schedule 5 (Forms of Transfer Certificate); and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

32.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

32.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

32.6	Additional Guarantors

(a)	If, after the date of this Agreement, any member of the Group which is not already an Obligor becomes a Material Group Member, and the Facility Agent requests that such member of the Group becomes an Additional Guarantor, the Company shall, no later than 14 days (or if more, within the shortest available period in compliance with applicable law and regulations) after such a request deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions precedent documents) in respect of the proposed Additional Guarantor. The Facility Agent will specify in its request the capacity in which that Additional Guarantor is to accede to this Agreement or the other Finance Documents, provided that the Facility Agent shall only request an Additional Guarantor which would be an Additional Dutch AH Guarantor to accede to this Agreement or the other Finance Documents in the capacity of a Dutch AH Guarantor.

(b)	The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (a) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(c)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

32.7	Resignation of a Guarantor

(a)	In this Subclause, Resignation Request means a letter in the form of Schedule 8 (Form of Resignation Request), with such amendments as the Facility Agent may approve or reasonably require.

(b)	The Company may request that a Guarantor ceases to be a Guarantor by giving to the Facility Agent a duly completed Resignation Request.

(c)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance:

(i)	if the Lenders have consented to the Resignation Request;

(ii)	it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

(iii)	no amount owed or guaranteed by that Guarantor under this Agreement is still outstanding.

(d)	The Guarantor will cease to be a Guarantor when the Facility Agent gives the notification referred to in paragraph (c) above.

32.8	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (with the consent of the Company, not to be unreasonably withheld or delayed) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

32.9	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Credit through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Credits in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company,

In this event, the Lender and the Affiliate will participate in Credits in the manner provided for in sub-paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

33.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party and its Affiliates must keep confidential any information in whatever form (including, without limitation, information given orally and any documents in electronic file or any other way of representing or recording information which contains or is derived or copied from such information) supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any applicable law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	on a need-to-know basis, to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to another Obligor; or

(viii)	with the agreement of the relevant Obligor.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree in writing with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above, such undertaking to be also made in favour of the Company (for the benefit of itself and the other Obligors).

(c)	Notwithstanding anything provided in this Clause 33, and any express or implied claims of exclusivity or proprietary rights, the Parties hereby agree and acknowledge that the Parties (and each of their employees, representatives or other agents) are authorised to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of any transaction contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided by any Party to another Party relating to such tax treatment and tax structure.

For the purposes of this authorisation, tax treatment means the purported or claimed U.S. federal, state and local income tax treatment of the transaction, and tax structure means any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction. This paragraph (c) is intended to reflect the understanding of the Parties that the transactions contemplated by this Agreement have not been offered under “conditions of confidentiality” as that phrase is used in Treasury regulation §§ 1.6011-4(b)(3)(i) and 301.6111-2(c)(i), and shall be interpreted in a manner consistent therewith. The Parties confirm that no Party has made or provided to, or for the benefit of, any other Party any oral or written statement as to any potential U.S. federal tax consequences that are related to, or may result from, the transactions contemplated by this Agreement.

(d)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

34.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

35.	PRO RATA SHARING

35.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

35.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

35.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

36.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

38.	NOTICES

38.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

(d)	No Request may be delivered under this Agreement other than by fax or by post.

38.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Albert Heijnweg 1 1507 EH Zaandam The Netherlands
Fax number:	+31 75 65 983 66
E-mail:	peter.wakkie@ahold.com
Attention:	General counsel.

With copy to:	Koninklijke Ahold N.V., Geneva Branch 2, Rue Jean-Petitot 1204 Geneva Switzerland
Fax number:	+41 22 592 8034
E-mail:	kimberly.ross@ahold.com
Attention:	Treasurer

(c)	The contact details of the Facility Agent for this purpose are:

Address:	125 London Wall London EC2Y 5AJ U.K.
Fax number:	+44 20 7777 2360
E-mail:	nichola.hall@jpmorgan.com
Attention:	Nichola Hall

(d)	The contact details of the Swingline Agent for this purpose are:

Address:	1111 Fannin 10th Floor Houston, Texas 77002 USA
Fax number:	+1 713 750 2782
E-mail:	fran.camero@jpmorgan.com
Attention:	Francisca Camero

(e)	The contact details of the Issuing Bank for this purpose are:

Address:	P.O. Box 1800 1000 BV Amsterdam The Netherlands
Fax number:	+31 20 576 8782
E-mail:	Ger.B.Schinning@ingbank.com / Kenneth.van.Coblijn@ingbank.com
Attention:	Ger B. Schinning / Kenneth C. van Coblijn

(f)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(g)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

38.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

38.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Facility Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

39.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

40.	GOVERNING LAW

This Agreement is governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	Notwithstanding paragraph (a) above, any New York State court or Federal court sitting in New York City also has jurisdiction to settle any dispute in connection with any Finance Document.

(c)	Notwithstanding paragraph (a) above, any court of Amsterdam, the Netherlands also has jurisdiction to settle any dispute in connection with the Dutch law Subordination Agreement.

(d)	The English and New York courts are the most appropriate and convenient courts to settle any such dispute, except for any dispute which only arises in connection with the Dutch law Subordination Agreement (for which the courts of Amsterdam, the Netherlands are also appropriate and convenient courts), and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(e)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

41.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Hackwood Secretaries Limited as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	Each Obligor not incorporated in New York State irrevocably appoints CSC Corp. as its agent for service of process in any proceedings before any New York State courts.

(c)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(d)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(e)	This Clause does not affect any other method of service allowed by law.

41.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

41.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor and (where applicable) a certificate of good standing of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor (and of each Non-Obligor, if any, entering into a Subordination Agreement) approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party.

(c)	A specimen of the signature of each person authorised on behalf of an Original Obligor (and of each Non-Obligor, if any, entering into a Subordination Agreement) to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(d)	A certificate of an authorised signatory of the Company certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(e)	Evidence that each agent of the Original Obligors (and of the Non-Obligors entering into a Subordination Agreement) under the Finance Documents for service of process in the U.K. and New York respectively has accepted its appointment.

2.	Dutch Obligors

(a)	A copy of a resolution of the managing board, supervisory board and shareholders in general meeting, as appropriate, of each Dutch Obligor (and of each Dutch Non-Obligor, if any, entering into a Subordination Agreement) approving the terms of, and the transactions contemplated by, the Finance Documents.

(b)	An unconditional positive (central) works council advice in respect of the transactions contemplated by the Finance Documents.

(c)	An extract of the registration of each Dutch Obligor (and of each Dutch Non-Obligor, if any, entering into a Subordination Agreement) in the trade register of the chamber of commerce.

3.	Security Documents etc.

(a)

The U.S. Security and Pledge Agreement, duly executed by the parties to it, comprising (among other things) pledges of intercompany receivables owed to and from the U.S. Borrower, pledge of the brand name “Stop & Shop” by S&S Brands, Inc., pledge of the brand name “Giant” by Giant Brands, Inc., pledge of the brand name “Super G” by Giant Brands, Inc., pledges of domain names “giantfood.com”, “giantofmaryland.com” and “giantfoodstores.com” by Giant Brands, Inc., pledges of domain names “stopandshop.com” and “stop-and-shop.com” by The Stop and Shop Supermarket Company, pledges of such intellectual property rights as are necessary for the conduct of business in the ordinary course by the U.S. Borrower and its Subsidiaries or Giant Food, LLC and its Subsidiaries, pledges of royalty/intellectual property receivables from S&S Brands, Inc., Giant Brands, Inc. and Ahold IP, Inc., and security over 100 per cent. of the equity interests in:

(i)	the U.S. Borrower;

(ii)	Giant Brands, Inc.;

(iii)	S&S Brands, Inc.;

(iv)	Giant Food, LLC;

(v)	Giant of Maryland, LLC; and

(vi)	Ahold IP, Inc.

(b)	In respect of each of U.S. Obligor:

(i)	an executed counterpart of the U.S. Guarantee;

(ii)	a duly completed UCC-1 financing statement with respect to such U.S. Obligor, to be filed in the appropriate office of the jurisdiction of organisation of such U.S. Obligor;

(iii)	all share certificates evidencing any Pledged Equity Interests (as defined in the U.S. Security and Pledge Agreement), if any, held by such U.S. Obligor, together with duly executed, undated stock powers; and

(iv)	all promissory notes or other Instruments (as defined in the U.S. Security and Pledge Agreement) evidencing any Pledged Intercompany Obligations (as defined in the U.S. Security and Pledge Agreement) held by such U.S. Obligor.

(c)	Confirmation as to the ownership (together with supporting evidence) in respect of the brand names “Stop & Shop”, “Giant”, “Super G”, the domain names “giantfood.com”, “giantofmaryland.com” and “giantfoodstores.com”, “stopandshop.com” and “stop-and-shop.com”, and those secured intellectual property rights which are necessary for the conduct of business in the ordinary course by the U.S. Borrower and its Subsidiaries or Giant Food, LLC and its Subsidiaries.

4.	Legal opinions

A legal opinion of:

(a)	White & Case, LLP, legal advisers in New York to the Original Obligors;

(b)	De Brauw Blackstone Westbroek, legal advisers in the Netherlands to the Original Obligors;

(c)	Davis Polk & Wardwell, legal advisers in New York to the Arrangers and the Facility Agent;

(d)	General counsel to the Company;

(e)	Allen & Overy, legal advisers in England to the Arrangers and the Facility Agent; and

(f)	Allen & Overy, legal advisers in the Netherlands to the Arrangers and the Facility Agent,

in each case, addressed to the Finance Parties.

5.	Other documents and evidence

(a)	Evidence that all fees and expenses including legal fees due and payable from the Company under the Finance Documents and under the Existing Credit Facility have been or will be paid by the first Utilisation Date.

(b)	Evidence that the Existing Credit Facility will be or has been prepaid and cancelled in full on or by the first Utilisation Date by sources other than Loans and that all Security Interests granted in respect of the Existing Credit Facility have been irrevocably released and discharged (and including, in respect of any outstanding letters of credit issued thereunder, an LC Confirmation).

(c)	Evidence of receipt of the net proceeds of the Rights Issue by the Company on or before the first Utilisation Date, the gross amount in respect of which must be in an amount of no less than EUR 2,999,194,861.

(d)	Documentation and evidence as to all intercompany loans (including as to quantum) for the purpose of determining those intercompany loans which are to be secured or subordinated under the Finance Documents.

(e)	A duly executed original of:

(i)	this Agreement; and

(ii)	each Subordination Agreement.

(f)	Certification by the managing board of the Company as to:

(i)	the maximum level of Financial Indebtedness of the Group which is capable of being secured (including confirmation as to the calculation method of determination), which must exceed the Total Commitments plus the amount referred to in (ii) below;

(ii)	the level of Financial Indebtedness of the Group which is subject to prior existing Security Interests;

(iii)	the fact that the granting of the Security Interests pursuant to the Security Documents will not breach any contractual restriction on a member of the Group (confirmed (in their legal opinion) by the external legal counsel of the Company together with confirmation that the external legal counsel have been supplied with all relevant documents);

(iv)	no default, termination or prepayment trigger events (or requirement to provide security) arising or having arisen and is outstanding in respect of any existing indebtedness of the Group as a result of the utilisation of the Facilities or otherwise (including the grant of any of the security) (or confirming relevant exceptions, with details and quantum specified other than those which are to be repaid out of the proceeds of the first Utilisation); and

(v)	the members of the Group which are creditors to the Obligors, with details of the relevant indebtedness.

(g)	Solvency certificates in respect of each U.S. Obligor.

(h)	A copy of the Original Financial Statements and the unaudited consolidated financial statements for the Group for the half year period up to 30th June, 2003.

(i)	The agreed form of quarterly information to be provided in respect of the Company, the U.S. Borrower and its Subsidiaries and the Albert Heijn Management Unit, for the purposes of Subclauses 21.1(a)(v) and (vi) (Form of financial statements), to include, inter alia, progress against the Capital Expenditure budget and a rolling four-quarter average time period for settlement of trade payables, for the purposes of Subclause 23.7 (Payment of trade suppliers).

(j)	A copy of the Company 20-F.

(k)	A certified copy of the corporate Structure Chart showing each Dutch and U.S. member of the Group.

(l)	A copy of the liquidity plan for 2004, comprising the agreed form of liquidity plan for the purposes of Subclause 21.4(a) (Liquidity plan).

(m)	A copy of the projected financial forecasts (including Capital Expenditure budgets as set out in the Information Memorandum (as defined in Subclause 20.12 (Information Memorandum)) and Projected Operating Lease Payments) for the next three financial years (commencing with 2004) of:

(i)	the Group;

(ii)	the Dutch Borrower; and

(iii)	the U.S. Borrower.

(n)	A certificate from the Company confirming the bank accounts of Albert Heijn B.V. to which subparagraph (b)(xi) of Subclause 23.5 (Negative pledge), relating to the general banking conditions applicable to such accounts, applies. The Facility Agent (on behalf of the Finance Parties from time to time) is to receive a confirmation from each relevant account bank, on the terms of the proviso to that subparagraph, that the rights of set-off/security rights applicable to those accounts will not be enforced by each relevant account bank during the term of the Facilities.

(o)	Evidence of the dissolution of the SSC Investments, LLC.

(p)	A copy of any other authorisation, approval or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

PART 2

FOR AN ADDITIONAL GUARANTOR

1.	Additional Guarantors

(a)	An Accession Agreement, duly executed by the Company and the Additional Guarantor.

(b)	A copy of the constitutional documents of the Additional Guarantor and (where applicable in the case of an Additional Guarantor incorporated in the U.S., a certificate of good standing and solvency certificate of the Additional Guarantor).

(c)	A copy of a resolution of the board of directors of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement.

(d)	A specimen of the signature of each person authorised on behalf of the Additional Guarantor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(e)	In the case of an Additional Guarantor incorporated in the Netherlands:

(i)	A copy of a resolution of the managing board/supervisory board/shareholders in general meeting of the Additional Guarantor approving the terms of, and transactions contemplated by, this Agreement.

(ii)	An unconditional positive works council advice (advies) in respect of the transactions contemplated by this Agreement.

(iii)	An extract of the registration of the Additional Guarantor in the trade register of the chamber of commerce.

(f)	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document specified in Part 3 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

(g)	If available, a copy of the latest audited accounts of the Additional Guarantor.

(h)	Evidence that each agent of the Additional Guarantor under the Finance Documents for service of process in the U.K. and New York respectively has accepted its appointment.

2.	Security Document(s)

In the case of an Additional Guarantor incorporated in the U.S., Security Document(s) over its assets, as required by the Facility Agent, duly executed by the Additional Guarantor together with all other notices, documents or evidence required by the Facility Agent in relation to each such Security Document.

3.	Legal opinions

(a)	If the Additional Guarantor is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy, legal advisers in England to the Facility Agent, addressed to the Finance Parties.

4.	Other documents and evidence

(a)	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

(b)	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 10

INDEMNITY

In the event that any Relevant Person becomes involved in any capacity in any action, proceeding, or investigation brought by or against any person, including shareholders of the Obligors arising out of, in connection with or as a result of either the commitment or any other matter referred to in the Finance Documents, the Facilities or the use or proposed use of the proceeds of the Facilities, the Obligors agree on a joint and several basis periodically on request to reimburse the Relevant Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) arising therefrom or incurred in connection therewith, except to the extent that such legal and other expenses are found by a court of competent jurisdiction in a final non-appealable judgment to have arisen from the gross negligence or wilful misconduct of the Relevant Person. The Obligors also agree to co-operate with each Relevant Person and to give, so far as they are able to procure the giving of, all such information and render all such assistance to as the Relevant Persons may reasonably request in connection with any such action, proceeding or investigation and not to take any action which might be expected to prejudice the position of a Relevant Person in relation to any such action, proceeding or investigation without the consent of the Relevant Person concerned.

The Obligors also agree on a joint and several basis to indemnify and hold harmless each Finance Party, for itself and as trustee for the other Relevant Persons, against any and all losses, claims, damages or liabilities to any person in connection with or as a result of either the commitment or any matter referred to in the Finance Documents, the Facilities or the use or proposed use of the proceeds of the Facilities and in particular (without limitation to the generality of the foregoing) arising out of or in relation to or in connection with any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final offering materials or information memorandum prepared in connection with the Facilities (including, without limitation, any preliminary summary of the Facilities prepared by the Arrangers and approved by the Company) or any filings with or submissions to any governmental or self regulatory authority or agency or securities exchange or caused by an omission (or alleged omission) to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they are made, not misleading, except to the extent that any such loss, claim, damage or liability is found by a court of competent jurisdiction in a final non-appealable judgment to have arisen from the gross negligence or wilful misconduct of the Relevant Person in performing the services that are the subject of the Finance Documents.

Prior to any proposed sale, distribution or liquidation of all or a significant part of the assets or any significant recapitalisation of the outstanding securities of any of the Obligors and/or their subsidiaries, the Obligors will notify the Finance Parties in writing thereof (if not previously so notified) and, if requested by the Arrangers, the Obligors shall arrange in connection therewith alternative means of providing for the obligations of the Obligors set forth in this Schedule 10, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions reasonably satisfactory to the Relevant Persons.

The Obligors also agree that the Relevant Persons shall not have any liability including (for the avoidance of doubt) but not limited to, any direct, indirect, incidental or consequential damages to the Obligors or any person asserting claims on behalf of or in right of the Obligors arising out of or in connection with or as a result of the commitment or any matter referred to in the Finance Documents, the Facilities or the use or proposed use of the proceeds of the Facilities, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Obligors or such person are found by a court of competent jurisdiction to have arisen from the gross negligence or wilful misconduct of the

Relevant Person in performing the services that are the subject of the Finance Documents, the Facilities or the use or proposed use of the proceeds of the Facilities.

If any person is potentially entitled to indemnification under this Schedule 10 with respect to any action or proceeding brought by a third party that is also brought against any of the Obligors, the relevant Obligors shall be entitled to assume the defence of any such action or proceeding with counsel satisfactory to the Relevant Person. Upon assumption by the relevant Obligor of the defence of any such action or proceeding, the Relevant Person shall have the right to participate in such action or proceeding and to retain its own counsel but the relevant Obligor shall not be liable for any legal expenses of other counsel incurred by such Relevant Person in connection with such defence unless (i) the relevant Obligor shall have failed to employ counsel satisfactory to the Relevant Person in a timely manner, or (ii) the Relevant Person shall have been advised by counsel that there are actual or potential or conflicting interests between the relevant Obligor and the Relevant Person, including situations in which there are one or more legal defences available to the Relevant Person that are different from or additional to those available to the relevant Obligor. The Obligors shall not consent to the terms of any compromise or settlement of any action where the defence of such action is assumed by an Obligor on behalf of itself and any Relevant Person without the prior consent of such Relevant Person, acting reasonably.

The Obligors agree with the Relevant Persons that the reimbursement, indemnity and contribution obligations of the Obligors under this Schedule 10 will be in addition to any liability which the Obligors may otherwise have, and shall be binding on and inure to the benefit of any successors, assigns, heirs and personal representatives of the Obligors, the Relevant Persons, any such Affiliate and any such person.

Any Relevant Person may rely on this Schedule 10 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

SIGNATORIES

Company

KONINKLIJKE AHOLD N.V.

By:	HANNU RYÖPPÖNEN

Original Borrowers

THE STOP & SHOP SUPERMARKET COMPANY

By:	HANNU RYÖPPÖNEN

ALBERT HEIJN B.V.

By:	HANNU RYÖPPÖNEN

Original Guarantors

KONINKLIJKE AHOLD N.V.

By:	HANNU RYÖPPÖNEN

AHOLD USA B.V.

By:	HANNU RYÖPPÖNEN

AHOLD AMERICAS HOLDINGS, INC.

By:	HANNU RYÖPPÖNEN

CROESUS, INC.

By:	HANNU RYÖPPÖNEN

AHOLD U.S.A., INC.

By:	HANNU RYÖPPÖNEN

AHOLD IP, INC.

By:	HANNU RYÖPPÖNEN

AHOLD U.S.A. HOLDINGS, INC.

By:	HANNU RYÖPPÖNEN

GIANT-CARLISLE HOLDINGS, LLC

By:	HANNU RYÖPPÖNEN

GIANT FOOD, LLC

By:	HANNU RYÖPPÖNEN

GIANT BRANDS, INC.

By:	HANNU RYÖPPÖNEN

GIANT OF MARYLAND, LLC

By:	HANNU RYÖPPÖNEN

S&S BRANDS, INC.

By:	HANNU RYÖPPÖNEN

AHOLD NEDERLAND B.V.

By:	HANNU RYÖPPÖNEN

SIMON DE WIT B.V.

By:	HANNU RYÖPPÖNEN

THE STOP & SHOP SUPERMARKET COMPANY

By:	HANNU RYÖPPÖNEN

Arrangers

ABN AMRO BANK N.V.

By:	ARNOLD SPRANGERS	ROB ENGELSCHMAN

BANC OF AMERICA SECURITIES LIMITED

By:	CHARLES PELHAM

GOLDMAN SACHS INTERNATIONAL

By:	OLIVER DUFF

ING BANK N.V.

By:	KRISTA RADSTAKE	A.M.W. ESSER

J.P. MORGAN PLC

By:	NIGEL MARLOW

COÖPERATIEVE	CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. trading as RABOBANK NEDERLAND
By:	R.K. BARGMANN H.E. VAN IMHOFF

By:	R.K. BARGMANN	H.E. VAN IMHOFF

Original Lenders

ABN AMRO BANK N.V.

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN

BANK OF AMERICA, N.A.

By:	CHARLES PELHAM

GOLDMAN SACHS CREDIT PARTNERS, L.P.

By:	OLIVER DUFF

ING BANK N.V.

By:	KRISTA RADSTAKE	A.M.W. ESSER

JPMORGAN CHASE BANK

By:	NIGEL BARLOW

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:	R.K. BARGMANN	H.E. VAN IMHOFF

New Lenders which acceded pursuant to Syndication Agreement dated 23rd December, 2003

BARCLAYS BANK PLC

By:	ROGER COSBY

BNP PARIBAS SA

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

COMMERZBANK (NEDERLAND) N.V.

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

COMMERZBANK AKTIENGESELLSCHAFT, NEW YORK BRANCH

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

DEUTSCHE BANK LUXEMBOURG S.A.

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

NIB CAPITAL BANK N.V.

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

CITIBANK INTERNATIONAL PLC

By:	MARCEL HANEN

FLEET NATIONAL BANK

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

FORTIS BANK (NEDERLAND) N.V.

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

BANCO BILBAO VIZCAYA ARGENTARIA S.A.

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

MIZUHO CORPORATE BANK NEDERLAND N.V.

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

DANSKE BANK A/S

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

DANSKE BANK A/S, CAYMAN ISLANDS BRANCH

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

ALLIED IRISH BANKS PLC

By:	ARNOUD SPRANGERS	ROB ENGELSCHMAN (as Attorneys)

THE BANK OF NEW YORK

By:	DAVID C. JUDGE

Issuing Bank

ING BANK N.V.

By:	KRISTA RADSTAKE	A.M.W. ESSER

Facility Agent

J.P. MORGAN EUROPE LIMITED

By:	NICHOLA HALL	MAXINE GRAVES

Swingline Agent

JPMORGAN CHASE BANK

By:	NIGEL MARLOW